UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Commvault Systems, Inc.
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Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
July 3, 2019
To the Stockholders of Commvault Systems, Inc.:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Commvault Systems, Inc. (“Commvault” or the “Company”). The Annual Meeting will be held on Thursday, August 22, 2019, at 9:00 a.m., local time, at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey.
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice Regarding the Availability of Proxy Materials instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice Regarding the Availability of Proxy Materials.
In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting. The Proxy Statement includes general information about Commvault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2019 is contained in the Annual Report to stockholders, a copy of which is available on the Internet as described in the Notice Regarding the Availability of Proxy Materials and a printed copy is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.
All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either using our telephone or internet voting procedures or by completing, executing and returning the proxy card which you have received from us. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.

Very truly yours,

NICHOLAS ADAMO Chairman of the Board

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 22, 2019

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 22, 2019
The Annual Meeting of Stockholders of Commvault Systems, Inc. will be held at the Company’s offices located at 1 Commvault Way, Tinton Falls, New Jersey on Thursday, August 22, 2019, at 9:00 a.m., local time.
The purposes of the meeting are:
1. To elect three Class I Directors for a term to expire at the 2022 Annual Meeting of Stockholders;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2020;
3. To approve additional shares to be available for grant under the Company’s 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”), as amended by the Third Amendment;
4. To vote, on an advisory basis, on executive compensation; and
5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on June 28, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Stockholders of record will be mailed a Notice Regarding the Availability of Proxy Materials on or around July 9, 2019, which provides stockholders with instructions on how to access the proxy materials on the Internet, and if they prefer, how to request paper copies of these materials.
Each stockholder is urged to either to utilize our telephone or Internet voting procedures to submit a proxy or to complete, date and sign the proxy card which you have received from us and return it to us in the envelope which we have provided and which requires no postage if mailed in the United States. Utilizing our telephone or Internet voting procedures to submit your proxy or sending in your proxy card will not prevent you from voting in person at the Annual Meeting.
This proxy statement and our annual report to stockholders are available at www.edocumentview.com/CVLT.

By Order of the Board of Directors

WARREN H. MONDSCHEIN Vice President, General Counsel and Secretary Chief Compliance Officer

Tinton Falls, New Jersey
July 3, 2019

Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 22, 2019
July 3, 2019

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Commvault Systems, Inc. (which we refer to as we, us, our, Commvault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 22, 2019, or at any adjournment or postponement thereof. This proxy statement and the associated proxy card are first being made available at www.edocumentview.com/CVLT, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders, on or about July 9, 2019. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2019, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.
Voting Rights and Solicitation
June 28, 2019 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 45,076,718 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 1 Commvault Way, Tinton Falls, New Jersey, 07724 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.
Stockholders may provide voting instructions by completing, executing and returning the proxy card which we have provided. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card or the Notice Regarding Availability of Proxy Materials. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2020, (iii) FOR the approval of additional shares to be available for grant under the 2016 Incentive Plan, as amended by the Third Amendment, (iv) FOR approval, on an advisory basis, of executive compensation, and (v) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote with respect to directors and executive compensation is counted.
A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our Company or by attending the Annual Meeting and voting in person.
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting (in person or by proxy) is required (1) to elect directors, (2) to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2020, and (3) approval of additional shares to be available for grant under the Company’s 2016 Incentive Plan. As a non-binding, advisory vote, there is no specific approval requirement for the advisory vote on executive compensation. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if the advisory vote on executive compensation receives the affirmative vote of a majority of the votes cast on such proposal.
In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual Meeting, you must complete your voting over the Internet or by telephone so that it is received by 3:00 a.m. Eastern Time on August 22, 2019. Similarly, in order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual Meeting, you must submit your voting instructions, so that your broker will be able to vote, by 11:59 p.m. Eastern Time on August 21, 2019. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.
If you choose to vote your shares in person at the Annual Meeting, please bring the Notice Regarding the Availability of Proxy Materials containing your control number. Shares held in “street name” through your broker, bank or other nominee may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. You must bring such signed proxy to the Annual Meeting, along with an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on June 28, 2019.
Effect of Abstentions and Broker Non-Votes
Abstentions will be counted for the purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter and accordingly will be disregarded for the purpose of determining whether a nominee was elected as director or a matter was approved. As a result, abstentions have no effect on the outcome of the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent public accountants, or approval of additional shares to be available for grant under the Company’s 2016 Incentive Plan. Similarly, abstentions have no effect on the advisory proposals to approve executive compensation.
If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or other matter. As a result, broker non-votes have no effect on the outcome of the vote on any of the matters presented for your vote.
Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 2 (the ratification of the appointment of our independent auditors).

Fiscal Year 2019 Leadership and Governance Highlights
Fiscal year 2019 was an exciting year for our company, with new leadership both at the board and executive levels, and important changes in our governance polices.
Leadership Changes

•
New company leadership. Our new President and Chief Executive Officer, Mr. Sanjay Mirchandani, joined our company in February 2019. Mr. Mirchandani brings a wealth of international business experience to our company through his diverse and well-rounded career in technology. His appointment represents the culmination of an extensive leadership search through fiscal 2019.

•
New leadership for the Board. Our new Chairman of the Board, Mr. Nicholas Adamo, joined the Board in August 2018 as an independent Director and succeeded to the role of Chairman of the Board in April 2019. He is an experienced executive in the information technology industry, with more than twenty years as a senior executive at Cisco Systems.

•
Separation of the roles of CEO and Board Chairman. With the retirement of Mr. Bob Hammer, our longstanding President, Chairman and Chief Executive Officer, in February 2019, we have bifurcated the roles of CEO and Board Chairman. Our Board has determined that this represents the most effective leadership structure for our company at this time, as it allows the Board to focus on its oversight functions, led by an independent director, while the CEO focuses his efforts and attention on the day-to-day leadership of the company.

•
Four new directors appointed. In fiscal year 2019, we welcomed four new directors to our Board. In addition to Mr. Adamo, our new Chairman, and Mr. Mirchandani, our new President and CEO, Ms. Martha Bejar and Mr. Chuck Moran joined the Board in July 2018 as independent directors.

•
Increased Gender Diversity at the Board Level. Two of our most recent additions to the Board are women. In calendar year 2018, we welcomed Ms. YY Lee and Ms. Martha Bejar to the Board as independent directors, both of whom provide the Board with unique insights and perspectives based on their extensive executive-level experiences in the technology industry.

We are pleased to welcome each of these individuals to our company.
Corporate Governance Developments

•
Implementation of Proxy Access Provision. In May 2019, we implemented a “proxy access” provision in our amended and restated corporate Bylaws, which gives shareholders the ability to nominate director candidates for inclusion in our proxy materials.

•
Termination of Shareholder Rights Plan. In August 2018, we terminated our shareholder rights plan that had provided existing shareholders with preferred stock rights exercisable in certain circumstances. This plan had originally been put into place in 2008.

•
Increased Board Diversity. In 2018, the Board adopted a policy on Board diversity, which prioritizes a Board comprised of individuals with diverse backgrounds. Our recent Board appointments reflect these considerations, and we believe that our new Board members have a diverse range of experiences and backgrounds which benefit our Board and our company.

•
Continued Advisory Vote on Compensation. Consistent with our prior practice, we continue to seek shareholder support on an annual basis for our compensation of senior executives. See “Proposal No. 4” in this Proxy Statement.

We believe these changes and practices represent strong corporate governance measures that are in the best interests of our company and its shareholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each class consists of four directors, except for Class I which consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.
Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated Nicholas Adamo, Martha H. Bejar and David F. Walker to hold office as Class I Directors until the annual meeting in 2022.
The persons named as proxy voters in the proxy card for our 2019 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. Commvault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.
You may vote for or against, or you may abstain from voting on, any or all of the director nominees. Assuming a quorum is present, the affirmative vote of a majority votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

OUR BOARD OF DIRECTORS
The following table shows information as of June 28, 2019 with respect to each person who is a continuing director or director nominee. Biographical information for each continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since
Nicholas Adamo	55	Chairman	2018
Martha H. Bejar	57	Director	2018
Alan G. Bunte	65	Director, Executive Advisor to the Chief Executive Officer	2008
Frank J. Fanzilli Jr. (1)	62	Director	2002
Keith Geeslin (1)	66	Director	1996
Vivie “YY” Lee (1)	52	Director	2018
Sanjay Mirchandani	55	Director, President and Chief Executive Officer	2019
Chuck Moran (2)	64	Director	2018
Daniel Pulver (2)(3)	50	Director	1999
Gary B. Smith (3)	58	Director	2004
David F. Walker (2)(3)	65	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

Nominees for Election
Nicholas Adamo has served as the Chairman of the Board since April 2019 and has served as a director of our company since August 2018. Mr. Adamo is a former senior executive of Cisco Systems, where he served a variety of sales and leadership roles over a 22 year career prior to his retirement in 2016. While there, Mr. Adamo served as the Senior Vice President ("SVP") of the Americas, where he managed Cisco’s largest geographic region, with annual IT and communications sales of more than $26 billion, and was responsible for 6,500 employees working across 60 different countries. Mr. Adamo also served as the SVP of Cisco's $12 billion Global Service Provider organization, leading sales, service delivery and development for the company's top service provider customers, among various other roles. Prior to his tenure at Cisco, he spent more than a decade at IBM in various sales and management assignments. Since leaving Cisco in 2016, Mr. Adamo has consulted with a range of small scale tech companies, and currently serves on the boards of Lookout, Blue Danube Systems and GTT Communications. In addition, Mr. Adamo serves on the board of directors of Inwood House, a not-for-profit organization in the New York City Area dedicated to helping at-risk teens. Mr. Adamo holds a bachelor of science degree in computer engineering from Columbia University.
Mr. Adamo is an experienced executive in the information technology industry, who brings a deep working knowledge of the industry and experience from both enterprise and service provider segments, that he can deploy to provide valuable insight and perspectives to our Board. He also has extensive experience and successes as a leader who is able to balance strategy and execution, foster long-standing strategic relationships, and guide business and technology discussions and decisions for shared success. This combination makes him an effective leader for our Board.
Martha Bejar has served as a director of our company since July 2018. Ms. Bejar is the co-founder and Chief Executive Officer of Red Bison Advisory Group, LLC, a position she has held since April 2013. Previously, Ms. Bejar held the position of the Chief Executive Officer of several private telecommunications and technology companies, including Unium Inc., Flow Mobile Inc., and Wipro Infocrossing Inc. She has also held executive positions at Microsoft Corporation, Nortel Networks Corporation, and Bell Communications Research. Ms. Bejar currently serves as a member of the board of directors of CenturyLink Inc., Neopost SA and Sportman's Warehouse. In addition, Ms. Bejar serves on two non-for-profit boards, the Board of Trustees at Rainier Scholars and the President’s Advisory Group at EastWest Institute. Ms. Bejar earned an Advanced Management Program degree from Harvard Business School, graduated cum laude with a bachelor of science degree in Industrial Engineering from the University of Miami and also earned a master's of business administration from Nova Southeastern University.
Ms. Bejar has a strong track record of leadership with some of the world's leading corporations where she evidenced a proven ability to drive and support innovation in the technology and software space. She also provides the Board with a wealth of executive, strategic and financial experience in the industry which enables her to provide valuable insights regarding our company's operations and strategic development.
David F. Walker has served as a director of our company since February 2006 and is chair of our Audit Committee. Mr. Walker also serves on the boards of directors of Chico’s FAS, Inc. and CoreLogic, Inc., currently chairing the board of directors and the executive and audit committees at Chico’s, and chairing the audit committee and participating on the acquisition and strategic planning committee at CoreLogic. In addition, Mr. Walker previously served on the boards of directors of Atlantic Blue Group, Inc. during 2012, First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010.
Mr. Walker was employed as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 through his retirement in 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Booth School of Business with concentrations in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is an NACD Board Leadership Fellow, a certified public accountant and a certified fraud examiner.
Mr. Walker’s governance, accounting and finance qualifications include an in depth understanding of risk oversight, accounting and financial reporting which is valuable to the Board of Directors, and he is an audit committee financial expert.
The Board of Directors recommends that you vote FOR each of the nominees listed above.

Continuing Directors
Class II Directors Whose Terms Expire in 2020
Alan G. Bunte has served as a director of our company since January 2008, and served as our Executive Vice President and Chief Operating Officer from October 2003 until March 2019. Since March 2019, Mr. Bunte has served in the role of Executive Advisor to the CEO. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.
Mr. Bunte’s detailed knowledge of the operational aspects of Commvault’s business, obtained through his long tenure as chief operating officer, is a valuable resource for Board discussions and decision-making. The Board benefits from Mr. Bunte’s long experience with our company and its management. Mr. Bunte has a strong financial background. In addition, his industry experience provides the Board with valuable insights.
Frank J. Fanzilli, Jr. has served as a director of our company since July 2002.  Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he oversaw all aspects of Information Technology globally, from 1985 until 2002. Mr. Fanzilli continues to act as a Senior Advisor to Credit Suisse under their NeXT Fund, which invests in early and mid-stage technology and financial services companies. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft (acquired by Oracle), InterWoven (acquired by HP/Autonomy), 1010Data (acquired by Advance/Newhouse) and Enterprise DB (acquired by Greathill Partners). Mr. Fanzilli has also been a member of the compensation, nominating and governance, and audit committees of a number of public and private company boards. In addition to Commvault, Mr. Fanzilli currently serves on the boards of directors of Sapience Analytics, iBoss Cybersecurity, Skytap, and The Linux Foundation. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University, where he was the Marcus Nadler Scholar.  He also attended the Stanford University Directors College for corporate directors and officers.
Mr. Fanzilli has extensive experience in information technology, and maintains an extensive network of C-Level executives in the IT industry.  He brings to our company the perspective of a corporate user of information systems and services, as well as the insights and perspective of an engineer and software developer.  His background of executive and board positions at large financial and technology companies has provided him with experience, knowledge and contacts in the industry.  Mr. Fanzilli’s insights in this core area of Commvault’s business are very useful to the Board. Mr. Fanzilli also contributes a customer perspective to the Board, allowing him to use his background, contacts, and experience to actively assist our company in sales and customer engagements.
Charles "Chuck" Moran has served as a director of our company since July 2018. Mr. Moran is the founder of Skillsoft Plc., and served as its Chief Executive Officer and President from 1998 until his retirement in December 2015. He was also a director on the Skillsoft board. Prior to Skillsoft, Mr. Moran was the President and Chief Executive Officer of NETg National Education Training Group, a computer-based information technology training company, from 1995 –1997. Prior to NETg, Mr. Moran was the Chief Financial Officer and Chief Operations Officer of Softdesk, Inc, where he helped lead the company's successful initial public offering. Mr. Moran has previously held senior level sales and marketing positions at Insite Peripherals, Inc. and Archive Corporation. Mr. Moran currently serves as a member of the board of directors of Clarivate Analytics Plc. and Manhattan Associates, Inc., and serves as a director and advisor to various private companies. Mr. Moran earned a master's of business administration from Suffolk University and a bachelor of science degree from Boston College.
With more than two decades of experience working with technology companies, Mr. Moran has extensive leadership experience in the industry and expertise in critical areas including operations, finance and sales and marketing which are valuable to our Board. Mr. Moran's history and experience, including his various board memberships, also gives him financial expertise which he can deploy to great benefit to the company as a member of our Audit Committee.

Daniel Pulver has served as a director of our company since October 1999. Mr. Pulver has also served as our lead independent director since July 2013, and will continue in that role until the date of the 2019 Annual Meeting. Prior to serving as our lead director, Mr. Pulver served as the chairman of our Nominations and Governance Committee. Mr. Pulver is a founder and managing member of Pulver Capital Management. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of several private technology companies. In addition, he served on the board of directors of the NeuroMatrix Group from 2009 to 2012 and Accellent Inc. from 2005 to 2006. Prior to May 2007, Mr. Pulver served on the Compensation Committee of our company.
Mr. Pulver has extensive private equity and investment banking experience in technology industries, which has given him both business and finance expertise which is valuable to the board. He brings financial management and financial analysis perspective to Board. In addition, Mr. Pulver has held directorships, including a public company directorship, and brings that experience to the Board. The combination of his experience has made him well suited to serve as our company’s lead independent director.
Class III Directors Whose Terms Expire in 2021
Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners, a global private equity firm, since January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc.
Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with Commvault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.
Vivie “YY” Lee has served as a director of our company since February 2018. Ms. Lee has served as Senior Vice President and Chief Strategy Officer of Anaplan, a SaaS software company, since October 2018. Prior to joining Anaplan, Ms. Lee served as Chief Executive Officer for FirstRain, a business analytics platform company, from 2015 until that company was acquired by Ignite Technologies in August 2017. She joined FirstRain in 2005 where she served as Chief Operating Officer before becoming CEO.

Prior to joining FirstRain, Ms. Lee served as General Manager of Worldwide Services at Cadence Design Systems. In that position, she merged several services divisions into an industry-leading advanced technology operation. She held P&L responsibility for the business spanning research and development, go-to-market, sales, and support across global regions including the US, UK/EU, India, China, and Japan. Before Ms. Lee’s tenure at Cadence, she co-founded the software company Aqueduct Software, an enterprise-class software development solution for automating application data collection, profiling and analysis during iterative development, testing and deployment. Bootstrapping the company from the ground-up, she secured top-tier VC financing, and ultimately led the company through acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has also worked at Synopsys and 8x8 (formerly Integrated Information Technology, Inc.) in various product management roles. Ms. Lee earned a bachelor of arts in mathematics from Harvard University.

Through her tenures at numerous start-up and mature Silicon Valley-based technology companies, Ms. Lee brings significant entrepreneurial and executive-level experience in the technology and software industry to the Board.  Her expertise in the IT space is broad, and provides the Board with tech-focused insight and perspective in the critical areas of operations, marketing and strategic development.

Sanjay Mirchandani is the President and Chief Executive Officer of our company, and has served as a director since joining the company in February 2019. Prior to joining our company, Mr. Mirchandani served as the Chief Executive Officer of Puppet, Inc. (“Puppet”), an Oregon-based IT automation company. Mr. Mirchandani joined Puppet in May 2016 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in September 2016. Before joining Puppet, Mr. Mirchandani served as Corporate Senior Vice President and General Manager of Asia Pacific and Japan at VMware, Inc. from October 2013 to April 2016. From June 2006 to October 2013, Mr. Mirchandani held various senior leadership positions at EMC Corporation, including Chief Information Officer and leader of the Global Centers of Excellence. Prior to that, Mr. Mirchandani held various positions at Microsoft Corporation and Arthur Andersen LLP. Mr. Mirchandani has a masters of business administration degree from the University of Pittsburgh and earned a bachelor's degree in mathematics from Drew University.

Mr. Mirchandani brings a wealth of international business and start-up experience through his diverse well-rounded career in technology. As our Chief Executive Officer, Mr. Mirchandani brings his knowledge and perspective about critical company business strategies, financial position and operational matters into Board deliberations. His insight regarding the company's operations and future are critical to the successful functioning of the Board.

Gary B. Smith has served as a director of our company since May 2004 and is chairman of our Nominations and Governance Committee. Prior to serving as chairman of our Nominations and Governance Committee, Mr. Smith served as our lead independent director from May 2006 to July 2013. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a global supplier of telecommunications networking equipment, software and services. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Mr. Smith joined Ciena in November 1997, and previously served as the company’s chief operating officer and senior vice president, worldwide sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith is a member of the National Security Telecommunications Advisory Committee (NSTAC), is chairman of the Advisory Council to the Wake Forest Center for Entrepreneurship and participates in initiatives with the Center for Corporate Innovation.
Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as the chairman of our Nominations and Governance Committee.

CORPORATE GOVERNANCE
Overview
We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.
Independence and Composition of our Board of Directors

•	Nine of our eleven current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have bifurcated the roles of CEO and Board chairman so that we now have an independent chairman of the Board, Mr. Adamo, who succeeded to that role in April 2019.

•
We currently have a lead independent director, Mr. Pulver. However, in light of Mr. Adamo's elevation to independent chairman, the Board has determined that Mr. Pulver's position of lead independent director will terminate effective as of the 2019 Annual Meeting.

•
In the last 18 months, we have replaced 5 directors, helping to address the long-tenured composition of our Board. Two of these new directors are women, thereby increasing the gender diversity of our Board.

Majority Voting for Directors

•	We have adopted a majority vote standard for the election of directors in an uncontested election.

•
If an incumbent director does not receive a majority of the votes cast in an uncontested election, that director must promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors.

Audit Committee

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	All members qualify as an “audit committee financial expert,” as defined in the SEC rules, and satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.
Compensation Committee

•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards and applicable SEC rules.

•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.
Nominations and Governance Committee

•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.

•
The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.

•	We have implemented a “proxy access” provision in our amended and restated corporate Bylaws, which gives shareholders the ability to nominate director candidates for inclusion in our proxy materials.

•	We have terminated our shareholder rights plan, that had provided existing shareholders with preferred stock rights exercisable in certain circumstances.

•
We have adopted a policy on Board diversity, which prioritizes a Board comprised of individuals with diverse backgrounds. Our recent Board appointments reflect these considerations, and we believe that our new Board members have a diverse range of experiences and backgrounds which benefit our Board and our company.

Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller.

•
We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.
Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Second Amended and Restated Bylaws, Charter of the Commvault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com, from the Investor Relations tab. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.
Majority Vote Standard and Resignation Policy in Director Elections
A majority vote standard, as described in our Bylaws, applies to the election of directors. In uncontested elections, if a quorum is present or represented, directors are elected by an affirmative vote of a majority of the votes cast.
If an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director shall promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors. Within 90 days after certification of the results of the stockholder vote, the Board of Directors shall act on the resignation, taking into account, among other things, a recommendation of the Company’s Nominations and Governance Committee. Within four business days after the Board of Directors formally decides whether or not to accept the resignation, the Company will publicly disclose that decision, together with an explanation of the process (and the reasons for rejecting the resignation, if applicable) in a press release, in Form 8-K or other filing with the Securities and Exchange Commission or by other public announcement. Any director whose resignation is being so considered may not participate in the Nominations and Governance Committee’s recommendation or the Board of Director’s decision on the resignation. If the resignations of a majority of the members of the Nominations and Governance Committee were to become effective as a result of this procedure, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.
The Board of Directors and Its Committees
General. Our Board of Directors currently comprises eleven members, nine of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.
Our Board of Directors has determined that each of Nicholas Adamo, Martha H. Bejar, Frank J. Fanzilli, Jr., Keith Geeslin, YY Lee, Chuck Moran, Daniel Pulver, Gary B. Smith and David F. Walker, who collectively constitute all of the outside directors, is “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq corporate governance listing standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominations and Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, stockholder or other officer of an organization that has a relationship with our company).
During the year ended March 31, 2019, our Board of Directors held seven meetings and acted by unanimous written consent on three occasions. All of our directors who served in the year ended March 31, 2019 attended more than 80% of the meetings of the Board of Directors and meetings of the committees of the Board on which the director served (excluding any such meetings that occurred prior to the date on which any individual became a director of our company or after the date on which any director resigned from the Board). The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. During fiscal year 2019, Mr. Pulver acted as lead independent director to chair these executive sessions and acted as primary spokesperson in communicating matters arising out of these sessions to our management. Following Mr. Adamo's appointment as independent Chairman in April 2019, Mr. Adamo has assumed those responsibilities.
Because we do not schedule a Board of Directors meeting to coincide with our Annual Meeting, attendance at our Annual Meeting by our directors is encouraged but not required. With the exception of Mr. Mirchandani who was appointed in February of 2019, all of our directors attended our 2018 Annual Meeting telephonically or in person. The Board of Directors has three standing committees. These committees have the responsibilities and authority described later in this section.
Board Leadership Structure. Commvault’s policy regarding its leadership structure is to adopt the practice which best serves our company’s needs at any particular time. Our Board has determined that the most effective leadership structure for our company at this time is for Mr. Nicholas Adamo, an independent director, to serve as Chairman of the Board while our new President and Chief Executive Officer, Mr. Sanjay Mirchandani, focuses on his executive leadership role. Mr. Mirchandani is, however, a member of our Board, which ensures that Board members have a high level of access and visibility regarding Mr. Mirchandani's efforts, including his insights and perspectives regarding our company's operations, strategy and future performance. In his capacity as the independent Chairman of the Board, Mr. Adamo is responsible for presiding at Board meetings and executive sessions, and facilitating communication between Board members and the CEO and other members of senior management.
Prior to April 2019, our former President and Chief Executive Officer, Mr. Hammer, also served as Chairman of the Board. Mr. Hammer's dual role capitalized on his long and successful history in leading both our company and the Board. However, in light of Mr. Hammer's departure from the company in 2019, the Board determined that the role of President and Chief Executive Officer should be separated from the role of Chairman of the Board.
With Mr. Adamo's appointment to Chairman of the Board, the Board has determined that the position of independent Lead Director, previously held by Daniel Pulver, will no longer be filled following the August 2019 Annual Meeting. Mr. Adamo has assumed the responsibilities previously undertaken by Mr. Pulver in this respect.
Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function, compliance matters and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.
At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further because the Chief Executive Officer is a director, he brings a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities and knowledge about the company.
Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Pulver and Moran. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of

Directors has determined that each of Messrs. Walker, Pulver and Moran qualify as an “audit committee financial expert” as that term is defined in the SEC rules, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
The Audit Committee operates under a written charter. The Audit Committee held five meetings in the year ended March 31, 2019. A report of the Audit Committee appears elsewhere in this proxy statement.
Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman) and Fanzilli and Ms. Lee. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.
The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Compensia, also provide additional services at the request of our company. In fiscal year 2019, the Compensation Committee and management jointly engaged Compensia for services that included assistance and advice in the formulation of our company’s cash and equity compensation programs. The Compensation Committee reviewed the independence of Compensia under SEC and Nasdaq rules and concluded that its works had not raised any conflict of interest.
The Compensation Committee operates under a written charter. The Compensation Committee held five meetings and the Committee, or a sub-committee thereof, acted by unanimous written consent 13 times during fiscal year 2019. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.”
Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Smith (Chairman), Pulver and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of diversity, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board. In addition to the foregoing, the Nominations & Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds.
The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met seven times in the year ended March 31, 2019.
Board Diversity. The Board of Directors has adopted a policy on Board diversity that is implemented by the Nominations and Governance Committee.  This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company's governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to the foregoing, the Nominations & Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s August 2019 Annual Meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee’s and director’s biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.
Stockholder Communications, Proposals and Director Nominations
Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.
Corporate Secretary
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724

You may submit your concern anonymously or confidentially by postal mail.
Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through the Investor Relations section of our website at www.commvault.com. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.
Proxy Access. The Board of Directors has approved amendments to our Bylaws to include a "proxy access" provision by which eligible stockholders may nominate director candidates for inclusion in our proxy statement and proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders who own at least 3% of our outstanding common stock continuously for at least three (3) years to nominate up to the greater of 20% of the Board of Directors or two directors. Proxy access is subject to certain limitations and requirements, including that we must receive a valid nomination notice with the requisite information and representations regarding both the nominating stockholders and the director candidates between 120 and 150 days before the anniversary of the date of mailing for the prior year’s proxy statement. The Board of Directors believes that this provision provides meaningful proxy access to stockholders while mitigating the risk of abuse and protecting the interests of all stockholders. The full text of this provision and each of its requirements appears in our Second Amended and Restated Bylaws, which is available as an exhibit to the Current Report on Form 8-K filed with the SEC on May 7, 2019.
Stockholder Proposals and Nominations. Stockholders who desire to (i) submit a proposal for consideration at a stockholders' meeting or (ii) nominate persons for election as directors at a stockholders' meeting without utilizing the proxy access provision noted above may do so by providing our company with written notice of the stockholder's intent to make such a proposal or nomination at least 90 days before the anniversary of the date of mailing for the prior year’s proxy statement. Each notice shall describe the proposal or nomination in sufficient detail for the proposal or nomination to be summarized on the agenda for the meeting. Among other things, the notice shall set forth:
• the name and address, as it appears on our books, of the stockholder who intends to make the proposal or nomination and the beneficial owner, if any, on whose behalf the nomination or proposal is made;
• a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination;
• whether the stockholder plans to deliver or solicit proxies from other stockholders; and
• the class and number of our shares which are beneficially owned by the stockholder.
In the case of a stockholder nomination, additional information must be included in the notice to our company, such as (i) the name and address of any person to be nominated, (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (iv) the consent of each nominee to serve as a Director of our company if so elected, and (v) such other information as is set forth in our Second Amended and Restated Bylaws, which are available as an exhibit to the Current Report on Form 8-K filed with the SEC on May 7, 2019.
Transactions with Related Persons
The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon our ethics and governance guidelines.
During fiscal 2019, Joseph F. Eazor, former CEO of Rackspace, Inc (Rackspace), was a director on our Board prior to his resignation from that position on July 31, 2018. Rackspace has been a customer of ours since 2006. Total recognized revenue related to Rackspace during fiscal year 2019 was $5.1 million, of which $0.6 million recognized through July 31, 2018, which is the period Mr. Eazor served on the Board. We did not enter into any additional Related Persons Transactions during the year ended March 31, 2019 or during the first quarter of fiscal year ending March 31, 2020.

We have a Code of Business Ethics and Conduct, a copy of which is posted on the Investor Relations portion of our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Worldwide Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms furnished to us during the year ended March 31, 2019, and upon the written representations received by us from certain of our directors and executive officers, we believe that our officers and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2019, except that Messrs. Hammer, Bunte, Carolan, Miiller and Merrill each had one late filing related to the vesting of performance share units, due to administrative errors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table shows, as of May 31, 2019, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below), including former named executive officers who are no longer with the company, and (3) all directors and former and current executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options, restricted stock units (including performance-based stock units), and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Directors
Nicholas Adamo	—	—%
Martha H. Bejar	—	—%
Alan G. Bunte (1)	1,247,025	2.7%
Frank J. Fanzilli, Jr. (2)	137,767	*
Keith Geeslin (3)	56,118	*
Vivie “YY” Lee	1,290	*
Sanjay Mirchandani	—	—%
Chuck Moran	—	—%
Daniel Pulver (4)	131,574	*
Gary B. Smith (5)	72,462	*
David F. Walker (6)	65,462	*
Named Executive Officers that are not Directors
Brian Carolan (7)	223,918	*
Former Executive Officers
N. Robert Hammer (8)	3,508,989	7.6%
Ron Miiller (9)	269,388	*
All directors and named executive officers as a group	5,713,993	12.0%

*	Less than 1%.

(1)	Includes options to acquire 785,481 shares of common stock which are exercisable within 60 days of May 31, 2019

(2)	Includes options to acquire 35,750 shares of common stock which are exercisable within 60 days of May 31, 2019

(3)	Includes options to acquire 24,500 shares of common stock which are exercisable within 60 days of May 31, 2019.

(4)	Includes options to acquire 35,750 shares of common stock which are exercisable within 60 days of May 31, 2019.

(5)	Includes options to acquire 35,750 shares of common stock which are exercisable within 60 days of May 31, 2019.

(6)	Includes options to acquire 32,000 shares of common stock which are exercisable within 60 days of May 31, 2019.

(7)	Includes options to acquire 180,053 shares of common stock which are exercisable within 60 days of May 31, 2019.

(8)
Former President and Chief Executive Officer resigned from this position February 5, 2019; Includes options to acquire 964,200 shares of common stock which are exercisable within 60 days of May 31, 2019.

(9)
Former Senior Vice President of Worldwide Sales resigned from this position March 31, 2019; Includes options to acquire 181,194 shares of common stock which are exercisable within 60 days of May 31, 2019.

Certain Other Stockholders

The following table sets forth, as of May 31, 2019 (except to the extent otherwise indicated), certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Elliott Associates, L.P. (1) 40 West 57th Street New York, NY 10019	3,104,367	5.5%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	4,628,691	10.2%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	3,871,168	8.6%

(1)
Based solely on a Schedule 13D/A filed on February 22, 2019 by Elliott Associates, L.P. on behalf of itself and Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, "Elliott Associates"), except for Percent of Common Stock Outstanding. As disclosed therein, Elliott Associates' collective beneficial ownership is approximately 4% of shares outstanding and combined economic exposure is equivalent to approximately 5.5% of shares outstanding.

(2)	Based solely on a Schedule 13G/A filed on February 11, 2019 by BlackRock, Inc., except for Percent of Common Stock Outstanding.

(3)	Based solely on a Schedule 13G filed on February 11, 2019, by The Vanguard Group, except for Percent of Common Stock Outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the compensation of the following individuals who served as executive officers during the fiscal year ended on March 31, 2019.

Sanjay Mirchandani	President and Chief Executive Officer
N. Robert Hammer	Former President and Chief Executive Officer
Alan G. Bunte	Executive Advisor to the CEO, Former Executive Vice President and Chief Operating Officer
Brian Carolan	Vice President and Chief Financial Officer
Ron Miiller	Former Senior Vice President of Worldwide Sales

Mr. Sanjay Mirchandani was appointed as the President and Chief Executive Officer of the Company on February 5, 2019, replacing retiring President and Chief Executive Officer Mr. N. Robert Hammer. Effective as of February 5, 2019, Mr. Hammer resigned from his position as President and Chief Executive Officer and Mr. Al Bunte resigned from his position as Executive Vice President and Chief Operating Officer, though both Mr. Hammer and Mr. Bunte remained with the Company during a transition period. Effective as of March 31, 2019, Mr. Hammer departed the Company and, effective as of April 29, 2019, also resigned from his position on the Board. Mr. Bunte remains with the Company as a Director and as the Executive Advisor to the CEO. Furthermore, Mr. Ron Miiller departed the company effective as of March 31, 2019.

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving our Chief Executive Officer’s decisions relevant to the total compensation of our company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli and Geeslin and Ms. Lee. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Listing Rules and as determined by the Board of Directors. The Compensation Committee meets as necessary during the fiscal year as well as considers and takes action by written consent.

Executive Summary
We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Commvault. Therefore, the philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals by our company, with the ultimate objective of improving long-term stockholder value.
Consideration of Prior Advisory Vote on Executive Compensation
Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our named executive officers. Our Compensation Committee periodically undertakes a top-to-bottom review of our executive compensation programs to better align our compensation plan with our pay-for-performance philosophy, to account for changing industry compensation practices and to meet the expectations of our stockholders.  At our Annual Meeting of Stockholders held on August 23, 2018, 86% of our stockholders voted in favor for the “say on pay” executive compensation proposal.
We believe the approval by our shareholders in the prior year was the result of the steps we took in transforming our executive compensation program over the last several years. We believe that these steps further align executives with our stockholders and creates a significant performance-focus to our reward system. During our stockholder outreach in recent years, we heard feedback from our stockholders that desired further alignment between equity awards and the achievement of specific financial goals. We also heard that such alignment should apply to more than just our CEO.

Based in part on this feedback, we continued the following key practices in our equity program for fiscal 2019:

•
Established aggressive performance targets and paid performance-based cash bonuses earned under our non-equity incentive plans for our executive and senior management that reflected the achievement of high levels of financial and operational performance.

•	Equity awards for the fiscal year are made in May of the fiscal year, rather than in October. This allows us to align our grant timing with the beginning of the fiscal year and our fiscal year goals.

•	Equity awards consisted of the following three components, with the weighting of each component varying by named executive officer:

Vehicle	CEO Weighting[1]	Former CEO/COO Weighting	Weighting for other NEOs (and Senior Leaders)
Financial performance stock units, linked to revenue and non-GAAP operating income	—%	33%	25%
Total shareholder return performance stock units	37%	33%	25%
Time-vested restricted stock units	63%	34%	50%
1 - Based on February 5, 2019 new hire grant. Based on the employment agreement of our current CEO, we expect future awards to our CEO to reflect the weighting used for our former CEO.

Pay for Performance
We believe our executive compensation program has been designed to pay for performance and is aligned with the long-term value of Commvault. We believe the charts below demonstrate the correlation between our performance and the compensation we paid to our former Chairman, President and CEO, Mr. Hammer, over the last five fiscal years prior to his departure from the company in 2019. Furthermore, as described below, the executive compensation package for our new CEO, Mr. Mirchandani, has been carefully structured to achieve similar goals and align compensation with the company's performance.

1)
Non-GAAP EBIT (or non-GAAP income from operations) is defined as income from operations excluding noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. Commvault believes that non-GAAP EBIT is a useful metric for management and investors because it compares Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses that are excluded in the computation of non-GAAP EBIT. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of non-GAAP EBIT.

2)	Reflects non-equity cash incentive plan compensation. See heading below labeled “Non-Equity Incentive Plan Compensation” for more details.

3)	Reflects the aggregate grant price fair value of stock option and restricted stock unit awards computed in accordance with FASB ASC Topic 718.

4)	Reflects the stock price on the last business day of the fiscal year.

Mix of Compensation Elements. Our fiscal 2019 executive compensation program consists of three principal elements: base salary, non-equity cash incentive awards, or cash bonuses, and long-term equity-based incentive awards. The chart below illustrates the overall mix of compensation components for both our former CEO and our current CEO in total for fiscal 2019. Consistent with our pay for performance philosophy, the majority of CEO level compensation in fiscal 2019 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based element, we believe we create an incentive for our CEO to achieve long-term stockholder value.

(1) The above break-out includes the $12 million modification expense for our former CEO's stock options and awards.
(2) The above break-out includes our current CEO's February 2019 one-time new hire grant with a grant value of approximately $10 million. Additionally, Other Compensation is primarily related to relocation and transition costs.

Fiscal 2019 Financial Highlights. Fiscal 2019 revenues were $711.0 million, an increase of 2% from fiscal 2018. In addition, non-GAAP income from operations for fiscal 2019 was $111.9 million. Our fiscal 2019 financial results were the basis of the non-equity cash incentive compensation paid to our executive officers. The following table illustrates our financial results in fiscal 2019 in terms of total revenue, non-GAAP EBIT and non-GAAP diluted earnings per share, which the Compensation Committee takes into account when making compensation decisions.

	Fiscal 2019	Fiscal 2018	% Change 2018 to 2019
Revenue (in millions)	$711.0	$699.4	2%
Non-GAAP Income from Operations (EBIT) (in millions)	$111.9	$76.0	47%
Non-GAAP Diluted Earnings per Share (EPS) (1)	$1.80	$1.03	75%
Stock Price (on last business day)	$64.74	$57.20	13%

1)
Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018. We believe that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of Non-GAAP EPS.

Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” section of this Compensation Discussion and Analysis for additional detail about our non-GAAP financial measures.

Compensation Philosophy and Objectives

As a growing high-technology company, we operate in an extremely competitive and rapidly changing industry. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of stockholders by rewarding achievement of specific annual, long-term and strategic goals of our Company, with the ultimate objective of improving long-term stockholder value.
The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability, as the Compensation Committee believes that revenue growth and profitability are the most direct drivers of long-term stockholder value. To that end, the Compensation Committee believes executive compensation packages provided by our Company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of restricted stock and performance-based stock units and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon, rather than rigid guidelines or formulas, in determining total executive compensation and the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our Company at the beginning of the year, the nature and scope of the executive’s responsibilities, effectiveness in leading initiatives to achieve corporate goals and conducting all activities in a manner consistent with our core company values.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.

Performance Measures

The performance measures selected by our Compensation Committee for determination of the CEO’s cash bonus and applicable components of senior management’s equity compensation were revenue and non-GAAP EBIT targets because of its belief that they were the most relevant measures of our company’s financial performance at the time and are a good measure of stockholder value. In fact, as part of our regular stockholder engagements, it is the case that stockholders typically focus on our revenue and non-GAAP EBIT performance as the best measurement of our performance. Further, in our public communications (including on earnings calls), our disclosures typically reference revenue and non-GAAP EBIT performance measures, in addition to our GAAP measures, as measurements of how we view our own performance. In other words, these metrics are most closely tied to how we manage the business. In making its determination, our Compensation Committee took into consideration that our CEO owns a significant stock position in the Company; thus aligning his interests in stock price performance with those of other stockholders.

Because our Compensation Committee believes that revenue and non-GAAP EBIT targets are the most relevant measures of the Company’s financial performance, it has chosen to use such metrics for both the cash bonus for our CEO and certain components of senior management’s equity compensation to further drive stockholder value. In that regard, the Compensation Committee believes that it has established aggressive performance goal targets. The rigor of our metrics and aggressive performance goal targets are evidenced by our former CEO’s recent performance against the targets prior to his departure in 2019. Over the past five fiscal years, our former CEO’s average attainment was 60% (92%, 53%,132%, 0% and 21% in fiscal 2019, 2018, 2017, 2016 and 2015 respectively). Because our current CEO, Mr. Mirchandani, was appointed to that position in February 2019, we do not yet have complete information available with respect to Mr. Mirchandani's average attainment. In fiscal 2016, the Compensation Committee expanded the performance measures to include Total Shareholder Return (“TSR”). A significant portion of the restricted stock units awarded to the CEO and other senior executives are contingent on the performance of our stock against the Russell 3000 index over the next three years.

The following tables show our company’s recent performance against the measures used to determine the CEO cash bonus and applicable components of senior management’s equity compensation:

Performance Vesting RSUs / CEO Cash Bonus Financial Performance
Grant	May 2016 (Fiscal 2017)	May 2017 (Fiscal 2018)	May 2018 (Fiscal 2019)

Revenue Achievement	102%	98%	61%
Non-GAAP EBIT Achievement	110%	79%	139%
Payout % Based on Scale	132%	53%	92%

Performance Vesting RSUs - Total Shareholder Return (TSR)
Grant	May 2016	May 2017	May 2018	February 2019(1) - New CEO
Actual Vest %:
First Annual Tranche	111%	159%	0%	N/A (2)
Second Annual Tranche	143%	98%	TBD	TBD
Third Annual Tranche	99%	TBD	TBD	TBD
(1) This market-based award was granted to Mr. Mirchandani, our current CEO, as part of his new hire grant.
(2) The first tranche of Mr. Mirchandani's awards vest upon the second anniversary.

The Compensation Committee also considered the appropriate time horizon for the performance measures used in the CEO compensation plan and determined that single year performance metrics, and a three-year vesting period, were most appropriate in light of the other components of the CEO compensation plan. In making its determination, our Compensation Committee took into consideration the Company’s use of multi-year vesting periods for equity awards (generally three years) to emphasize a longer-term perspective and the frequency of such awards, which historically and currently are awarded as part of the CEO’s compensation on a yearly basis. Due to the recurring nature of these grants on a yearly basis and their accompanying performance measures in the following year’s financial results, our Compensation Committee believes that multi-year performance measures tied to a single equity grant are less relevant. We believe that the multiple-year vesting requirements also serve an important retention purpose, as our CEO must remain employed, absent a change in control or termination without cause, for the full vesting period in order to receive the benefits of these awards. As described below, the compensation package for our new CEO has been aligned with these guidelines.

Peer Analysis of Executive Compensation

In the fourth quarter of fiscal 2018, the company and our Compensation Committee jointly engaged Compensia, Inc. to conduct a review and provide peer analysis information for structuring our base salary, non-equity incentive plan compensation programs and long-term equity incentive plan programs. The Compensation Committee and management used this data to ensure that our compensation programs are optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with comparable technology industry companies. The research provided by Compensia included compensation data a peer group of 18 technology and related industry companies with annual revenue ranging from $393 million to $1.4 billion (median revenue was $720 million), market capitalization ranging at the time from $1.5 billion to $10.4 billion (median market capitalization was $3.6 billion). At the time the peer group was finalized, our revenue for the trailing four quarters was $714 million (50th percentile in the peer group) and market capitalization was $3.0 billion (31st percentile).

The peer companies included in research provided by Compensia were ACI Worldwide; Aspen Technology; Blackbaud; Bottomline Technologies; Box; Cornerstone OnDemand; Fair Isaac; FireEye; Manhattan Associates; MicroStrategy; NetScout Systems; Nutanix; Paylocity Holding; Pegasystems; Progress Software; Pure Storage; SecureWorks; and Ultimate Software Group.

The Compensation Committee utilized this peer group for decisions throughout fiscal 2019. The company and the Compensation Committee review this peer group annually and make changes as needed to ensure its appropriateness for future decisions.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits.

Base salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally compare our executive officer base salaries to the 30th - 80th percentile of the technology industry compensation data obtained. We compare this range, allowing for compensation at the upper reaches where appropriate, because executive compensation in the technology industry is intensely competitive and some of our competitors are larger organizations that compensate executive management at greater levels than organizations of our size. Due to the intense competition to both attract and retain talent, it is appropriate to target compensation for our executives at these levels. In some circumstances, such as the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance, we may need to provide compensation above these ranges.

Salary levels are typically reviewed annually each October as part of our performance review process as well as upon a promotion or other change in job responsibility. Mr. Mirchandani's salary was set in this employment agreement. No adjustments were otherwise made in fiscal 2019. In addition to considering the analysis provided by Compensia discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review; and the overall experience of each executive officer when approving the base salary levels that became effective in October 2018. The table below shows the fiscal 2018 and 2019 base salary rates for each named executive officer:

Name and Principal Position Held	Fiscal 2019 Salary (1)	Fiscal 2018 Salary (1)	Amount of Increase	Percentage Increase
Sanjay Mirchandani (2) President and Chief Executive Officer	$500,000	N/A	N/A	N/A
N. Robert Hammer (3) Former Chairman, President and Chief Executive Officer	628,000	628,000	—	—%
Alan G. Bunte (4) Former Executive Vice President and Chief Operating Officer	541,000	541,000	—	—%
Brian Carolan (5) Vice President and Chief Financial Officer	397,000	397,000	—	—%
Ron Miiller (6) Former Senior Vice President of Worldwide Sales	371,000	371,000	—	—%

(1)	Base salaries were effective since October 2016 and, solely with respect to Mr. Mirchandani, February 2019.

(2)	In fiscal 2019, Mr. Mirchandani's base salary was at approximately the 35th percentile of the technology industry compensation data obtained.

(3)	In fiscal 2019, Mr. Hammer’s base salary was at approximately the 80th percentile of the technology industry compensation data obtained.

(4)	In fiscal 2019, Mr. Bunte’s base salary was at approximately the 80th percentile of the technology industry compensation data obtained.

(5)	In fiscal 2019, Mr. Carolan’s base salary was at approximately the 40th percentile of the technology industry compensation data obtained.

(6)	In fiscal 2019, Mr. Miiller’s base salary was at approximately the 30th percentile of the technology industry compensation data obtained.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2019, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultant discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives.

Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics and benchmarking targets were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives that are higher than the industry average. These targets are only achievable as the result of performance that exceeds industry averages.

Mr. Mirchandani - Fiscal 2019 Non-Equity Incentive Compensation

Our Chief Executive Officer, Mr. Mirchandani, joined our company in February 2019 as Chief Executive Officer and served in that role for the last two months of the fiscal year. As part of Mr. Mirchandani's employment agreement, he was eligible for non-equity incentive plan compensation with a target bonus potential equal to 100% of his $500,000 ending base salary. For the fiscal year beginning April 1, 2019, Mr. Mirchandani’s annual cash bonus will not be less than 50% of his annual target cash bonus. Further, for the period beginning with his arrival at our company through March 31, 2019, Mr. Mirchandani was eligible to receive a guaranteed cash bonus payment equal to 2/12 multiplied by the annual target cash bonus.

Mr. Hammer - Fiscal 2019 Non-Equity Incentive Compensation

Our former Chief Executive Officer, Mr. Hammer, was eligible for non-equity incentive plan compensation with a target bonus potential equal to 105% of his $628,000 ending base salary for fiscal 2019. Mr. Hammer’s target bonus was based on our company’s total revenue and non-GAAP income from operations (EBIT) achievement against the financial plan approved by our Board of Directors. The Compensation Committee evaluated Mr. Hammer based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations (EBIT) drives our ability to increase stockholder value.

For fiscal 2019, the Compensation Committee established two separate objectives to determine Mr. Hammer’s non-equity incentive plan award:

•	60% of the award was based on total revenue and

•	40% was based on full-year non-GAAP EBIT.

The terms of Mr. Hammer’s fiscal 2019 non-equity incentive plan contained both minimum threshold amounts that must be achieved to qualify for an award as well as additional payment amounts for surpassing the performance metrics. Specifically, actual results below 90% of revenue and 75% of full-year non-GAAP EBIT targets result in no payment for the respective target.

Revenue - 60% of total award factor
Financial Performance Achievement	% of Target Earned
< 90%	0%
90%	65%
100%	100%
110%	200%
Scale is linear between shown points

Non-GAAP EBIT - 40% of total award factor
Financial Performance Achievement	% of Target Earned
< 75%	0%
75%	50%
100%	100%
125%	200%
Scale is linear between shown points

Actual revenue for fiscal 2019 was $711.0 million, and actual full-year non-GAAP income from operations was $111.9 million. As a result, Mr. Hammer was awarded $605,672, or approximately 92% of his fiscal 2019 target bonus amount, related to achievement against his total revenue (61% of target earned) and non-GAAP EBIT performance targets (139% of target earned). Pursuant to the terms of the separation agreement executed by the company and Mr. Hammer upon his retirement as President and CEO in February 2019, as described in further detail below, Mr. Hammer was entitled to, among other things, all declared but unpaid bonuses for the fiscal year, including the foregoing.

Mr. Bunte and Mr. Carolan - Fiscal 2019 Non-Equity Incentive Compensation

Our former Chief Operating Officer, Alan Bunte, and our Chief Financial Officer, Brian Carolan, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salary. For fiscal 2019, Mr. Bunte’s target bonus was 100% of his $541,000 ending fiscal 2019 base salary and Mr. Carolan’s target bonus was 60% of his $397,000 ending fiscal 2019 base salary. Non-equity incentive plan compensation awarded to Messrs. Bunte and Carolan were determined and approved by our CEO and reviewed by the Compensation Committee. The performance goals for Messrs. Bunte and Carolan were both quantitative and qualitative. With respect to quantitative goals for fiscal 2019, Messrs. Bunte and Carolan were measured against the same performance objectives as Mr. Hammer prior to his departure. However, achievement against qualitative objectives which are subjective in nature was also considered. Therefore, the ultimate non-equity incentive compensation achievement percentage awarded to Messrs. Bunte and Carolan may be either higher or lower than that of Mr. Hammer’s strictly quantitative calculation. The CEO and the Compensation Committee did not use a specific formula or apply specific weights when evaluating performance and the resulting impact that such qualitative objectives have on the overall non-equity incentive compensation payout. Instead, our CEO and the Compensation Committee used business judgment to determine an appropriate award after considering both the quantitative and qualitative objectives. Among the most important qualitative factors used to evaluate the performance of Messrs. Bunte and Carolan are: innovation; leadership; strategic planning; product development initiatives and achievements; financial and operational excellence; customer satisfaction; and staff development.

Mr. Bunte received a fiscal 2019 non-equity incentive award that was 92% of his target bonus amount resulting in a non-equity incentive plan compensation of $497,000, or 92%, of his base salary which was consistent with Mr. Hammer’s quantitative bonus calculation.

Mr. Carolan received a fiscal 2019 non-equity incentive award that was 100% of his target bonus amount resulting in a non-equity incentive plan compensation of $238,000, or 60% of his ending fiscal 2019 base salary. In determining Mr. Carolan’s bonus award, Mr. Hammer and the Compensation Committee considered fiscal 2019 achievements in addition to the financial performance of our company. Mr. Carolan worked closely with Mr. Hammer and Mr. Bunte to lead company-wide efforts focused on strategic initiatives as well as resource and related investment decisions. During fiscal 2019 Mr. Carolan also led the Company's operational efficiency efforts which resulted in successfully reducing the Company's annual expenses by more than $60 million and resulted in a 47% increase in non-GAAP income from operations. During fiscal 2019, Mr. Carolan continued to lead the Company’s significant initiative related to the transition to subscription pricing and assisted in the transition of the new Chief Executive Officer during the fourth quarter. Mr. Carolan also continued to oversee responsibility over certain administrative functions such as IT operations and oversaw our worldwide facilities in over 40 countries during fiscal 2019.

Mr. Miiller - Fiscal 2019 Non-Equity Incentive Compensation

Our former Senior Vice President of Worldwide Sales, Ron Miiller, was eligible for non-equity incentive plan compensation with a target bonus potential equal to 100% of his $371,000 ending base salary for fiscal 2019. His fiscal 2019 non-equity incentive plan compensation was based on the following components: quarterly attainment related to worldwide total revenue, quarterly attainment related to worldwide commissionable software bookings, annual attainment related to worldwide non-GAAP income from operations (EBIT), and quarterly attainment related to management by objectives (MBOs). Total revenue and EBIT are reported in our consolidated statement of operations. Commissionable software bookings generally consist of the dollar amount of software orders executed during the fiscal period for which software bookings has been recognized or will be recognized generally in the one to two subsequent fiscal quarters. We believe compensating Mr. Miiller based on revenue aligns his compensation with the employees within the field organization whose compensation is directly influenced by our field sales employees’ efforts.
Mr. Miiller’s non-equity incentive plan was most weighted toward the worldwide total revenue component as that was his primary responsibility. As a result, Mr. Miiller’s fiscal 2019 non-equity incentive plan components had the following weighted averages: 45% to worldwide total revenue, 25% to worldwide commissionable software bookings; 15% to non-GAAP income from operations (EBIT); and 15% to MBOs. Mr. Miiller’s quarterly target payout for total revenue, commissionable software bookings, and MBOs averaged $78,838 per quarter (or $315,350 for the entire annual period) and his annual target payout for non-GAAP income from operations (EBIT) totaled $55,650 for the entire fiscal year period.

Commissions are awarded using a sliding payout scale, based on the attainment for that individual component. The following tables detail the relationship between each component’s attainment and commission award earned. The MBO component is paid out straight-line, where attainment on goal is equal to the commissions percentage awarded.

Total Worldwide Revenue		Commissionable SW Bookings		EBIT
Target Achieved	Commission Awarded	Target Achieved	Commission Awarded	Target Achieved	Commission Awarded
0%	0%	0%	0%	0%	0%
90%	50%	50%	40%	75%	50%
100%	100%	70%	60%	100%	100%
110%	200%	75%	70%	125%	200%
		80%	75%
		85%	85%
		90%	90%
		95%	95%
		100%	100%
		105%	110%
		107%	120%
		110%	140%
		115%	150%

The maximum quarterly commission payout allowed under Mr. Miiller’s compensation plan was 200% achievement of the applicable worldwide revenue and EBIT targets, and 150% on the commissionable software bookings targets. No quarterly payment is awarded for less than 90% achievement on the quarterly worldwide revenue target, or any total revenue falling below $694.8 million. No quarterly payment is awarded for less than 50% achievement on the quarterly commissionable software bookings target, or any commissionable software bookings falling below $174 million. No quarterly payment is awarded for less than 75% achievement on the annual EBIT, or EBIT lower than $76.5 million.

Mr. Miiller was awarded $282,529 or 76% of his target commission award for fiscal 2019.

We believe that the performance targets set for Mr. Miiller were challenging and required substantial effort to be attained, which is evidenced by Mr. Miiller’s historical achievements against his performance targets of 92% in fiscal 2016, 94% in fiscal 2017, and 87% in fiscal 2018. Mr. Miiller’s compensation plan included quarter over quarter sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts. In connection with Mr. Miiller's departure from our company effective as of March 31, 2019, Mr. Miiller was entitled to, among other things, all declared but unpaid bonuses for the fiscal year, including the foregoing.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2016 Incentive Plan, which is designed to provide employees, directors and other service providers with appropriate incentives to perform in a superior manner and to achieve long-range goals and to align the interests of plan participants with those of stockholders. The 2016 Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, full value awards (including restricted stock awards, restricted stock units (including performance-based stock units), and performance stock awards) based on, or related to, shares of our company’s common stock and cash incentive awards which are contingent on performance. As of March 31, 2019, we have only granted restricted stock units and performance-based stock units under the 2016 Incentive Plan to our executive officers (and not other types of awards such as options). We previously granted stock options under a prior stock incentive plan. We anticipate that future grants under the 2016 Incentive Plan will continue to be limited to restricted stock units and performance-based stock units. Our restricted stock units generally vest over three years. We currently do not anticipate granting any stock options.

We account for equity compensation paid to all of our employees under the rules of ASC 718 Compensation - Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, a significant stock grant is made to a new executive officer when that executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted and such performance is taken into account when determining equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. The annual long-term equity incentive award granted to our executives during fiscal 2019 occurred in May 2018 and was considered to be our fiscal 2019 long-term equity incentive award.

In anticipation of this equity award granted in May 2018, we utilized the technology industry compensation data described above in the “Peer Analysis of Executive Compensation” section to obtain comparable market data. In determining the amount of the long-term equity incentive awards granted in May 2018, we reviewed the technology peer group data obtained primarily related to the grant date fair value of shares awarded. The long-term equity incentive awards granted in May 2018 were generally targeted around the 60th percentile of the technology industry compensation data obtained.

Our Compensation Committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers should contain a mix of time-vested restricted stock units and performance-based stock units. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution to our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent. As a result, in February 2019, the Compensation Committee, consistent with our guidelines for new-hire grants, discussed above, allocated the value of Mr. Mirchandani's one-time new hire long-term equity incentive award approximately 37% to TSR performance-based stock unit awards (based on Monte Carlo valuation) and 63% to restricted stock units. The TSR awards vest on the performance of the company's stock against the Russell 3000 index over the next three years. Two-thirds of the awards will vest on the two-year anniversary of the grant date and the remaining third will vest on the third-year anniversary of the grant date.

Award Type	Shares Granted	Description
Time Vesting RSUs	108,423	Vesting in three equal annual installments beginning on the one year anniversary of the grant date
Performance Vesting RSUs - TSRs	46,467
Performance awards vest according to meeting certain CVLT stock price thresholds against the Russell 3,000 index, with 67% vesting on the 24th month anniversary of the grant and the remaining 33% vesting on the 36th month anniversary of the grant

In May 2018, the Compensation Committee allocated the value of Mr. Hammer’s long-term equity incentive award approximately 37% to TSR performance-based stock unit awards (based on Monte Carlo valuation), 31% to Financial Performance Awards and 32% to restricted stock units. The TSR awards vest based on the performance of the Company’s stock against the Russell 3000 index over the next three years. A third of the grant vests each year based on cumulative performance since the grant date. In accordance with Mr. Hammer's termination agreement, he will continue to vest in these awards in the same manner they were granted.

Award Type	Shares Granted	Description
Time Vesting RSUs	22,542	Vesting in three equal annual installments beginning on the one year anniversary of the grant date
Performance Vesting RSUs - TSRs	21,879	Performance awards vest according to meeting certain CVLT stock price thresholds against the Russell 3,000 index, shown below (also subject to our customary three year vesting)
Performance Vesting RSUs - Financial Performance Awards	21,879	Performance awards vest according to meeting certain revenue and Non-GAAP EBIT targets, shown below. (also subject to our customary three year vesting)

The sliding scales for the performance-based units are as follows:

Relative TSR Percentile Rank	% of Target PSU Earned
< 25th	0%
25th	50%
50th	100%
75th	150%
85th	200% (max)
Scale is linear between shown points and units earned cannot exceed 100% of target if the Company’s stock price declines.

Revenue - 60% of total award factor
Financial Performance Achievement	% of Target Earned
< 90%	0%
90%	50%
100%	100%
110%	200%
Scale is linear between shown points, maximum award is 200%

Non-GAAP EBIT - 40% of total award factor
Financial Performance Achievement	% of Target Earned
< 75%	0%
75%	50%
100%	100%
120%	200%
Scale is linear between shown points, maximum award is 200%

The table below shows the estimated value and shares of equity awards granted in May 2018 to Messrs. Bunte, Carolan and Miiller. These awards are allocated between TSR performance-based stock units, financial performance-based stock units and restricted stock units. The performance conditions for the TSR performance share units granted to Messrs. Bunte, Miiller, and Carolan are the same as described for Mr. Hammer above. With respect to Mr. Miiller please see additional information at "Actual Payments and Benefits Upon Termination".

	Financial performance grants	% financial performance	TSR grants	% TSR	RSU grants	% RSU
Alan G. Bunte Former Executive Vice President and Chief Operating Officer	9,512	31%	9,512	37%	9,801	32%
Brian Carolan Vice President and Chief Financial Officer	6,486	24%	6,486	28%	12,972	48%
Ron Miiller Former Senior Vice President of Worldwide Sales	5,044	24%	5,044	28%	10,089	48%

We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate award grants with the release of material non-public information. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, help provide meaningful retention incentives for executives and enhance stockholder value over time.

At the fiscal 2014 Annual Meeting of Stockholders of the Company held on August 21, 2014, the Company’s stockholders approved the formation of the Employee Stock Purchase Plan (the “ESPP”) to provide eligible employees the opportunity to become stockholders through the purchase of shares of the Company’s common stock. The ESPP is a stockholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year. Mssrs. Bunte, Miiller, and Carolan participated in the ESPP in fiscal 2019 and received nominal benefits related to the 15% discount on the purchase price of the Company’s stock.

Other benefits

Our executive officers participate in benefit programs that are substantially the same as all other eligible employees of our company. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan starting January 1, 2012.

Stock Ownership Guidelines

We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five (5) times their base annual retainer, or in the case of our CEO is equal to five (5) times our CEO’s current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these group’s interests with those of our stockholders.

We also have a policy that prohibits employees and directors from engaging in any hedging transactions, which are transactions that allow the holder to continue to own stock but without the full risks and rewards of ownership. When the holder no longer has the full risks and/or rewards of ownership, they may no longer have the same objectives as the Company and our other stockholders, and therefore such transactions are prohibited.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based“ compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, beginning in 2018, we were no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. It is expected that the application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits. In any event, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers fiscal 2019 compensation plans. The following results are based on the accounting principles that were used to prepare the fiscal 2019 consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2019.

	Fiscal Year Ended March 31,
	2019	2018
	(in thousands except per share data)
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$4,908	$(946)
Noncash stock-based compensation (1)	77,855	74,129
FICA and related payroll tax expense related to equity compensation (2)	3,034	2,818
Restructuring (3)	14,765	—
Non-routine shareholder matters (4)	9,966	—
Litigation settlement (5)	1,400	—
Non-GAAP income from operations	$111,928	$76,001
GAAP net income (loss)	$3,561	$(61,900)
Noncash stock-based compensation	77,855	74,129
FICA and related payroll tax expense related to equity compensation	3,034	2,818
Restructuring	14,765	—
Non-routine shareholder matters	9,966	—
Litigation settlement	1,400	—
Equity in loss of affiliate (6)	—	3,621
Noncash interest expense amortization (7)	—	231
Non-GAAP provision for income taxes adjustment (8)	(24,843)	29,799
Non-GAAP net income	$85,738	$48,698
Diluted weighted average shares outstanding (9)	47,601	47,469
Non-GAAP diluted net income per share	$1.80	$1.03

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan.

(2)	Represents additional FICA and related payroll tax expenses incurred by our company when employees exercise in the money stock options or vest in restricted stock awards.

(3)
In fiscal 2019 we initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of two sales offices. Restructuring includes $1,150 and $2,632 of stock-based compensation for the three months and year ended March 31, 2019, respectively, related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand our operating results and underlying operational trends as compared to prior periods.

(4)
During fiscal 2019 we incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand our operating results and underlying operational trends as compared to prior periods.

(5)
During the second quarter of fiscal 2019 we incurred costs related to a litigation settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand our operating results and underlying operational trends as compared to prior periods.

(6)	Represents our company's share of loss from its investment in Laitek, Inc. In the fourth quarter of fiscal 2018 we recorded a non-cash impairment charge to reduce the value of our investment to zero.

(7)
We terminated its line of credit in February 2018. As a result, it incurred additional non-cash amortization related to the unamortized portion of deferred financing fees. The impact of this additional amortization has been adjusted in order to make fiscal 2018 comparable to the prior period.

(8)	The provision for income taxes is adjusted to reflect our estimated non-GAAP effective tax rate of approximately 27% in fiscal 2019 and 37% in fiscal 2018.

(9)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in certain periods because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

Summary Compensation Table

The following table summarizes the compensation earned by both individuals who served as our Principal Executive Officer during the fiscal year ended March 31, 2019, our Principal Financial Officer and our other most highly paid executive officers whose total compensation in fiscal 2019 exceeded $100,000. We refer to these individuals as our “named executive officers”. Certain of these individuals have subsequently left our company or retired from their executive positions, as noted below.

Name and Principal Position	Year	Salary	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Sanjay Mirchandani	2019	$76,923	$11,423,757	$250,000	$167,337	(4)	$11,918,017
President and Chief Executive Officer
N. Robert Hammer	2019	628,000	17,006,866	605,672	124,011	(5)	$18,364,549
Former Chairman, President and	2018	628,000	5,141,161	349,757	115,546		$6,234,464
Chief Executive Officer	2017	619,000	5,736,338	872,970	105,384		7,333,692
Alan G. Bunte	2019	541,000	3,813,453	497,000	20,876	(6)	4,872,329
Former Executive Vice President	2018	541,000	2,682,202	287,000	20,360		3,530,562
and Chief Operating Officer	2017	533,000	2,647,557	530,000	20,222		3,730,779
Brian Carolan	2019	397,000	1,874,064	238,000	18,039	(7)	2,527,103
Vice President and	2018	397,000	1,851,506	191,000	17,634		2,457,140
Chief Financial Officer	2017	391,000	1,617,185	262,000	17,506		2,287,691
Ron Miiller	2019	371,000	2,287,279	282,529	—	(8)	2,940,808
Former Senior Vice President of	2018	371,000	1,524,740	321,245	—		2,216,985
Worldwide Sales	2017	365,450	1,509,348	342,390	—		2,217,188

(1)
The amounts in this column represents the grant date fair value of restricted stock units and performance stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2019 for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Fiscal 2019 grants include both time-based and performance-based awards. See the “Long-Term Equity Incentive Awards” section in the Compensation Discussion and Analysis for details.

(3)
The amounts reported in this column consist of awards earned in fiscal 2019 under each executive officer non-equity incentive plan compensation. The full amount of the bonus paid was performance based. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation” in the Compensation Discussion and Analysis.

(4)
Mr. Mirchandani's other annual compensation in fiscal 2019 included a monthly housing and travel allowance of $15,000 per month for two months and a relocation reimbursement and a one-time, lump sum set-up and transition reimbursement of approximately $136,000. It also includes $1,154 related to his 401(k) plan company matching contributions.

(5)
Mr. Hammer’s stock awards include the $12,157,113 stock modification our company recorded as of March 31, 2019. Refer to the section "Stock Compensation Expense for Senior Leadership" below for further detail regarding this modification. Mr. Hammer's other annual compensation in fiscal 2019 included our payment of $67,084 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in New Jersey, $31,452 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $25,475 for transportation related costs.

(6)
Mr. Bunte's stock awards include the $1,704,948 stock modification our company recorded as of March 31, 2019. Refer to the section "Stock Compensation Expense for Senior Leadership" below for further detail regarding this modification. Additionally, Mr. Bunte's other compensation primarily relate to transportation related costs, and 401(k) plan company matching contributions.

(7)	The amounts reported in this caption primarily relate to transportation related costs, and 401(k) plan company matching contributions.

(8)
Mr. Miiller's stock awards include the $829,796 stock modification our company recorded as of March 31, 2019. Refer to the section "Stock Compensation Expense for Senior Leadership" below for further detail regarding this modification.

Fiscal 2019 salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2019 in proportion to the total compensation reported for each of our named executive officers during fiscal 2019 was:

•	Sanjay Mirchandani: 3%

•	N. Robert Hammer: 20%

•	Alan G. Bunte: 33%

•	Brian Carolan: 25%

•	Ron Miiller: 31%

Grants of Plan Based Awards

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2019:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Options Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	Threshold (1)	Target (2)	Maximum (3)	Stock or Units(4)	Underlying Options	Awards ($/Sh)	Option Awards(5)
Sanjay Mirchandani	—	—	$250,000	$500,000	$—	—	—	$—	$—
	2/5/2019	2/5/2019	$—	$—	$—	154,890	—	$—	$11,423,757
N. Robert Hammer	—	—	$369,000	$659,400	$—	—	—	$—	$—
	5/15/2018	5/15/2018	$—	$—	$—	66,300	—	$—	$4,849,753
Alan G. Bunte	—	—	$—	$541,000	$—	—	—	$—	$—
	5/15/2018	5/15/2018	$—	$—	$—	28,825	—	$—	$2,108,505
Brian Carolan	—	—	$—	$238,200	$—	—	—	$—	$—
	5/15/2018	5/15/2018	$—	$—	$—	25,944	—	$—	$1,874,064
Ron Miiller	—	—	$148,400	$371,000	$556,500	—	—	$—	$—
	5/15/2018	5/15/2018	$—	$—	$—	20,177	—	$—	$1,457,483

(1)
Represents the total threshold amount with respect to each applicable metric under the fiscal 2019 non-equity incentive plans for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. Mr. Mirchandani's non-equity incentive compensation plan as part of his new hire agreement include a 50% of base salary minimum for non-equity awards for fiscal 2020. Mr. Hammer’s non-equity incentive compensation plan includes individual annual threshold amounts for total revenue and non-GAAP income from operations (EBIT). Mr. Miiller’s non-equity incentive compensation plan includes individual quarterly threshold amounts for worldwide commissionable software bookings; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Annual non-equity incentive plans for Messrs. Bunte and Carolan do not contain threshold amounts. See “Non-Equity Incentive Plan Compensation” above for more information on the plans and performance objectives for each of our named executive officers.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)
Annual non-equity incentive plan awards to Messrs. Mirchandani. Hammer, Bunte and Carolan do not contain maximum pay-outs. Mr. Miiller was entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.

(4)	Amounts in this column reflect restricted stock units granted during fiscal 2019 to a named executive officer under our 2016 Incentive Plan.

(5)
The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 8 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Outstanding Equity Awards at Fiscal Year End
The following table reflects all outstanding equity awards held by the named executive officers, including former executive officers, as of March 31, 2019:

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Sanjay Mirchandani	2/4/2019	—	—	$—	—	154,890	$10,027,579
N. Robert Hammer	12/12/2008	180,000	—	$11.12	12/12/2018	—	$—
	12/14/2009	84,154	—	$22.59	12/14/2019	—	$—
	10/14/2010	158,730	—	$26.83	10/14/2020	—	$—
	10/14/2011	218,750	—	$41.55	10/14/2021	—	$—
	10/12/2012	190,857	—	$56.57	10/12/2022		$—
	10/14/2013	193,929	—	$87.20	10/14/2023	—	$—
	10/14/2014	76,375	17,625	$45.44	10/14/2024	—	$—
	3/31/2015	19,322	4,458	$44.13	3/31/2025	951	$54,397
	10/15/2015	—	—	$—	—	19,100	$1,092,520
	5/13/2016	—	—	$—	—	59,663	$3,412,724
	5/12/2017	—	—	$—	—	80,278	$4,591,902
	5/15/2018	—	—	$—	—	66,300	$4,292,262
Alan G. Bunte	12/12/2008	135,000	—	$11.12	12/12/2018	—	$—
	12/14/2009	64,167	—	$22.59	12/14/2019	—	$—
	10/14/2010	139,683	—	$26.83	10/14/2020	—	$—
	10/14/2011	145,714	—	$41.55	10/14/2021	—	$—
	10/12/2012	152,550	—	$56.57	10/12/2022	—	$—
	3/14/2013	65,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	158,669	—	$87.20	10/14/2023	—	$—
	10/14/2014	100,640	23,225	$45.44	10/14/2024	3,871	$221,421
	10/15/2015	—	—	$—	—	10,416	$595,795
	5/13/2016	—	—	$—	—	27,535	$1,575,002
	5/12/2017	—	—	$—	—	41,882	$2,395,650
	5/15/2018	—	—	$—	—	28,825	$1,866,131

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Brian Carolan	12/12/2008	3,636	—	$11.12	12/12/2018	—	$—
	12/14/2009	10,940	—	$22.59	12/14/2019	—	$—
	10/14/2010	23,937	—	$26.83	10/14/2020	—	$—
	1/14/2011	6,897	—	$30.26	1/14/2021	—	$—
	10/14/2011	22,500	—	$41.55	10/14/2021	—	$—
	10/12/2012	35,256	—	$56.57	10/12/2022	—	$—
	3/14/2013	12,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	45,132	—	$87.20	10/14/2023	—	$—
	10/14/2014	36,806	8,493	$45.44	10/14/2024	2,832	$161,990
	10/15/2015	—	—	$—	—	5,658	$323,638
	5/13/2016	—	—	$—	—	16,515	$944,658
	5/12/2017	—	—	$—	—	29,668	$1,697,010
	5/15/2018	—	—	$—	—	25,944	$1,679,615
Ron Miiller	10/14/2010	44,762	—	$26.83	10/14/2020	—	$—
	4/14/2011	12,000	—	$38.74	4/14/2021	—	$—
	10/14/2011	47,250	—	$41.55	10/14/2021	—	$—
	10/12/2012	48,816	—	$56.57	10/12/2022	—	$—
	3/14/2013	25,000	—	$77.57	3/14/2023	—	$—
	10/14/2013	56,416	—	$87.20	10/14/2023	—	$—
	10/14/2014	50,962	—	$45.44	10/14/2024	—	$—
	10/15/2015	—	—	$—	—	—	$—
	5/13/2016	—	—	$—	—	—	$—
	5/12/2017	—	—	$—	—	—	$—
	5/15/2018	—	—	$—	—	—	$—

(1)
Unless otherwise indicated, all stock option and restricted stock unit awards granted to named executive officers vest quarterly in equal installments over a three or four-year period, except that the shares that would otherwise vest quarterly over the first twelve months do not vest until the first anniversary of the grant. The vesting commencement date for all stock options and restricted stock units is the grant date.

(2)
Computed based on the number of unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2019. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2019, the closing price of our common stock was $64.74 per share.

Option Exercises and Stock Vested

The following table sets forth information on the number and value of stock options exercised and restricted stock units vested during fiscal 2019 for the named executive officers and former executive officers who held office in fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Sanjay Mirchandani	—	$—	$—	$—
N. Robert Hammer	180,000	8,319,628	118,178	$7,799,637
Alan G. Bunte	199,167	10,244,087	62,718	4,157,050
Brian Carolan	25,544	1,160,019	39,395	2,608,191
Ron Miiller	104,012	3,167,017	35,219	2,330,637

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of common stock at the time of exercise.

(2)	The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested.

Stock Compensation Expense for Changes in Executive Leadership

During fiscal 2019, our Company’s then-current Chief Executive Officer, N. Robert Hammer, announced his retirement effective as of February 1, 2019. As part of his retirement, the Company modified his equity awards to allow for continued vesting of his restricted stock awards and performance based awards. The Company also increased the timeframe for which his stock options shall remain exercisable to their original ten years expiration date and not thirty days from his last date of employment. The expense related to these modifications was $12,157,113 and was recorded in our financial statements for the year ended March 31, 2019.

The Company also recorded expenses of approximately $378,877 and $829,796, respectively, related to the modifications of awards for Mr. Bunte and Mr. Miiller for the fiscal year ended 2019 in connection with Mr. Bunte's retirement from his role as Chief Operating Officer and Mr. Miiller's departure from the company.

Pension Benefits

None of our named executive officers during fiscal 2019 participated in or had account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers during fiscal 2019 participated in or had account balances in non-qualified defined contribution plans maintained by us.

Employment Agreements

In January 2019, we entered into an employment agreement with Sanjay Mirchandani upon his appointment as President and Chief Executive Officer. The agreement provides that Mr. Mirchandani's annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Mirchandani shall be eligible for annual non-equity incentive plan compensation with bonus potential and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. The agreement further provides that Mr. Mirchandani is entitled to certain equity awards, including annual target equity awards and a one-time new hire award. If we terminate Mr. Mirchandani's employment without cause or if Mr. Mirchandani terminates his employment for good reason, the agreement provides that Mr. Mirchandani will be entitled to receive a lump sum payment equal to (i) 12 months of his then-current base salary and (ii) his target bonus for the year in which termination occurs. We will also be required to continue paying the premiums for Mr. Mirchandani's and his dependents’ health insurance coverage for a period of 18 months. In addition, Mr. Mirchandani will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. Furthermore, the vesting of all stock options and stock awards held by Mr. Mirchandani shall immediately accelerate as for one (1) year of additional vesting and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. If we terminate Mr. Mirchandani's employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid, any stock options or awards shall immediately vest, and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. The agreement also provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Mirchandani may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Mirchandani may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Mirchandani's employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

In February 2019, we entered into a separation agreement with N. Robert Hammer pursuant to which Mr. Hammer's employment with our company was terminated effective as of March 31, 2019. Pursuant to that separation agreement, and in accordance with Mr. Hammer's then-existing employment agreement, upon his termination, Mr. Hammer became entitled to: (i) payment of earned but unpaid salary, (ii) payment of any declared but unpaid bonus for the fiscal year prior to the termination date, (iii) payment of earned but unused vacation days, as determined in accordance with our company's policy as in effect from time to time, payable in accordance with applicable law, (iv) reimbursements of any reasonable business expenses incurred prior to the termination date, and (v) any other vested payments or benefits to which he is entitled under the express terms of any employee benefit plans, arrangements or programs of our company. Furthermore, we agreed to provide him with the following benefits to which he would not otherwise have been entitled: (i) any outstanding equity awards granted by our company and held by Mr. Hammer upon the date of his departure shall continue to vest (and, if applicable become exercisable) in accordance with their terms as if his termination had not occurred, (ii) in the case of any equity awards that are performance-based restricted stock units, the determination of whether and to what extent the awards will become vested will be determined based on the actual performance otherwise applicable to such awards and will be determined at the time that the performance and vesting is otherwise determined for similarly-situated employees whose termination of employment had not occurred, (iii) in the case of any equity award that is a stock option, such stock options shall remain exercisable until the earlier of the 10th anniversary of the grant date of such stock option and the date on which the stock option would otherwise have expired if his termination had not occurred. We also provided for the value of medical benefits as agreed in his original employment agreement.

The February 2019 separation agreement with Mr. Hammer terminated the employment agreement we previously entered into with him in February 2004. That employment agreement had provided that Mr. Hammer’s annual salary would be subject to annual review by our Board of Directors. The employment agreement also provided that Mr. Hammer would be eligible for annual non-equity incentive plan compensation with bonus potential and that he would be entitled to participate in the employee benefits plans in which our other executives may participate. Under the terms of the employment agreement, if the Company terminated Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, for a one-year period, Mr. Hammer would be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we would be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer would be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. The employment agreement provided that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. These non-solicit and non-compete provisions were expressly referenced in the February 2019 separation agreement and are presently in full force and effect. Mr. Hammer’s employment agreement also contained a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

During Mr. Hammer's tenure as Chairman, President and Chief Executive Officer, he maintained his primary residence in the state of Florida. As part of his annual compensation, we therefore paid costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in New Jersey and we also leased an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee considered these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer prior to his departure in 2019.

In March 2019, we entered into a retention and separation agreement with Alan G. Bunte outlining each party's agreement in respect of Mr. Bunte's ongoing transitionary role with our company following his resignation from the role as Chief Operating Officer in February 2019. Pursuant to that retention and separation agreement, the parties agreed that, upon a qualifying termination, (a) all stock options and stock appreciation rights held by Mr. Bunte shall become immediately vested and exercisable to the extent such grants would have become vested and exercisable had Mr. Bunte remained employed with our company for a designated severance period of 18 months following his termination (or, if termination occurs after February 4, 2020, a period of 12 months) and shall expire at the same time such grants would have expired had Mr. Bunte remained employed through such date; and (b) all other equity or equity-based awards granted to Mr. Bunte shall immediately become vested and non-forfeitable to the extent such awards would have become vested and non-forfeitable had Mr. Bunte remained employed with our company through such date. The retention and separation agreement also provides that upon a qualifying termination, Mr. Bunte is entitled to receive severance compensation in an amount equal to 18 times his monthly base salary (or, if termination occurs after February 4, 2020, 12 times his monthly base salary), which is payable in accordance with our normal payroll practices. Mr. Bunte shall also receive a lump sum payment equal to the cost Mr. Bunte would have to pay for continuation of group health coverage under our group health plan. A qualifying termination under this agreement includes termination by our company other than for good cause, or termination by Mr. Bunte for good cause, which includes his decision to leave our company at any time, for any reason, after June 30, 2019.

The March 2019 retention and separation agreement with Mr. Bunte terminated his then-existing employment agreement which was originally executed in February 2004. The employment agreement with Mr. Bunte provided that his annual salary would be subject to annual review by our chief executive officer or his designee, and also provided that he would be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of Mr. Bunte’s base salary. The employment agreement with Mr. Bunte provided that he would be entitled to participate in the employee benefits plans in which our other executives may participate. Furthermore, that employment agreement provided that if we terminated the employment of Mr. Bunte for any reason other than for cause or death, for a one-year period, Mr. Bunte would be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we would be required to continue paying the premiums for his and his dependents’ health insurance coverage. In addition, Mr. Bunte would be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. The employment agreement provided that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Bunte may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Bunte may not solicit our employees or customers for a period of one year following any termination of employment with us. These non-solicit and non-compete provisions were expressly referenced in the March 2019 retention and separation agreement, and as set forth in such agreement, would apply in the event of Mr. Bunte's departure in accordance with the terms of such separation agreement.

Change in Control Agreements

Mr. Mirchadani's employment agreement provides for the vesting of equity awards upon a change in control of our company. Specifically, if a change in control of our company occurs and Mr. Mirchandani's employment is terminated for reasons other than for cause or on account of disability or if Mr. Mirchandani terminates his employment for good reason, in each case, within two years of the change in control, then all equity awards held by Mr. Mirchandani shall immediately become exercisable and any equity awards with performance conditions not yet determinable will be deemed earned at 100% of target. Furthermore, subject to execution of a release of claims, he shall be entitled to (1) a lump sum severance payment equal to 18 months of his base salary at the time of the change in control plus an amount equal to Mr. Mirchandani's target cash bonus at the time of the change in control, and (2) health insurance coverage for Mr. Mirchandani and his dependents for an 18 month period.

Mr. Hammer's separation agreement provides if a change in control of our company occurs prior to the date on which any of Mr. Hammer's equity awards are fully vested, then, upon such a change in control, all equity awards held by Mr. Hammer shall immediately become vested and exercisable and any equity awards with performance conditions not yet determinable will be determined in accordance with the applicable plan.

We have entered into change of control agreements with each of our other named executive officers whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreement with Mr. Bunte provides that if a change in control of our company occurs and the employment of Mr. Bunte is terminated for reasons other than for cause within two years of the change in control, or if Mr. Bunte terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then Mr. Bunte shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of his annual base salary at the time of the change in control and all bonus payments made to him during the one-year period preceding the date of the change in control, and (2) health insurance coverage for him and his dependents for an 18 month period. The change of control agreements with Mr. Carolan has substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreement with Mr. Bunte provides that, for an 18 month period following the termination of employment, Mr. Bunte may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreement also prohibits Mr. Bunte from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. As noted above, these provisions have been expressly referenced in Mr. Bunte's retention and separation agreement. Mr. Carolan is subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2019, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
	Base Salary	Non-Equity Incentive Plan	Accelerated Vesting of Restricted Stock Units(2)	Continuation of Medical Benefits (Present Value)	Total Compensation and Benefits
Sanjay Mirchandani
Death	$—	$—	$10,027,579	$—	$10,027,579
Disability	$—	$—	$10,027,579	$—	$10,027,579
Involuntary termination without cause or by non-extension of employment term	$500,000	$500,000	$3,008,274	$11,385	$4,019,659
Change in Control	$750,000	$750,000	$10,027,579	$17,078	$11,544,657
Al Bunte
Death	$—	$—	$—	$—	$—
Disability	$—	$—	$—	$—	$—
Involuntary termination without cause or by non-extension of employment term	$811,500	$—	$3,294,748	$22,741	$4,128,989
Change in Control	$811,500	$—	$3,813,251	$22,741	$4,647,492
Brian Carolan
Death	$—	$—	$—	$—	$—
Disability	$—	$—	$—	$—	$—
Involuntary termination without cause or by non-extension of employment term	$595,500	$—	$2,470,737	$36,698	$3,102,935
Change in Control	$397,000	$—	$2,926,119	$24,465	$3,347,584

(1)
Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $64.74 closing price of our common stock on March 31, 2019.

(2)
Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $64.74 of our common stock on March 31, 2019.

Actual Payments and Benefits upon Termination

The amount of compensation and benefits payable to each named executive officer who has resigned from our Company as of March 31, 2019 has been included in the table below.

	Compensation
	Severance(1)	Modification of Restricted Stock Units(2)	Continuation of Medical Benefits (Present Value)	Total Compensation and Benefits
N. Robert Hammer
Involuntary termination without cause or by non-extension of employment term	$—	$12,157,113	$—	$12,157,113
Ron Miiller
Involuntary termination without cause or by non-extension of employment term	$556,500	$829,796	44,623	$1,430,919

(1)
Severance represents the amount eligible to the executive after termination has occurred and is excluding Mr. Hammer's fiscal 2019 base salary of $628,000 and cash bonus of $605,672 and Mr. Miiller's fiscal 2019 base salary of $371,000 and cash bonus of $282,529.

(2)
Amounts in this column represent the modification value as of March 31, 2019 related to stock options, restricted stock units and performance awards in connection with the termination of the named executive.

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the Commvault Systems, Inc. 401(k) plan.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2018, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. Based on the results of the peer analysis, we revised our compensation program as shown below to align to the 50th percentile of the peer compensation data.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each Board meeting attended;

•	The independent chairperson of the Board receives an additional annual retainer of $75,000;

•	The chairperson of each of our Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $30,000, $20,000 and $12,000, respectively;

•	The lead director, if any, receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our 2016 Incentive Plan in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2019, we made an equity grant to our non-employee directors in August 2018 related to our fiscal 2019 award. This equity grant consists of 3,074 restricted stock units to each non-employee director in which the entire award will cliff vest in August 2019. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Joseph F. Eazor (2)	$37,909	$—	37,909
Frank J. Fanzilli, Jr.(3)	63,574	202,423	265,997
Armando Geday (2)	33,163	—	33,163
Keith Geeslin(4)	88,487	202,423	290,910
F. Robert Kurimsky (2)	36,496	—	36,496
Vivie “YY” Lee (5)	60,172	202,423	262,595
Daniel Pulver(6)	99,251	202,423	301,674
Gary B. Smith(7)	63,864	202,423	266,287
David F. Walker(8)	89,731	202,423	292,154
Nicholas Adamo (9)	33,863	202,423	236,286
Martha Bejar (10)	30,457	202,423	232,880
Charles Moran (11)	35,651	202,423	238,074

(1)
The amounts in theses column represent the grant date fair value of restricted stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Mr. Eazor, Mr. Geday and Mr. Kurimsky are former Directors who had no additional restricted stock units or stock options outstanding as of March 31, 2019.

(3)	Mr. Fanzilli has 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.

(4)	Mr. Geeslin has 24,500 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.

(5)	Ms. Lee has a total of 3,074 restricted stock units outstanding as of March 31, 2019.

(6)	Mr. Pulver has a total of 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.

(7)	Mr. Smith has 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.

(8)	Mr. Walker has 32,000 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.

(9)	Mr. Adamo has 3,074 restricted stock units outstanding as of March 31, 2019.

(10)	Ms. Bejar has 3,074 restricted stock units outstanding as of March 31, 2019.

(11)	Mr. Moran has 3,074 restricted stock units outstanding as of March 31, 2019.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

Employee Benefit Plans

2016 Omnibus Incentive Plan

On August 18, 2016, the Company’s stockholders approved the 2016 Incentive Plan. The 2016 Incentive Plan was amended by the first amendment, effective as of August 24, 2017, and the second amendment, effective as of August 23, 2018, in each case to add additional shares for issuance under the 2016 Incentive Plan. The 2016 Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, full value awards (including restricted stock awards, restricted stock units (including performance-based stock units) and, performance stock awards) based on, or related to, shares of the Company’s common stock and cash incentive awards which are contingent on performance.

Our Compensation Committee administers our 2016 Incentive Plan. The 2016 Incentive Plan essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to determine the type of awards that will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the 2016 Incentive Plan.

Options awarded under the 2016 Incentive Plan may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right (and vice versa). The exercise price of an option or stock appreciation right must be at least equal to the fair market value of a share of common stock on the date of grant (or, if greater, the part value of a share on the date of grant). Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date; provided, however, that, with limited exceptions, the minimum vesting period for a stock option under the 2016 Incentive Plan is one year. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires (and vice versa). Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the 2016 Incentive Plan, our Compensation Committee may grant full value awards to participants. A full value award entitles the participant to receive a full share of our common stock (or the equivalent value in cash), either upon grant or at the end of a specified period or based on satisfaction of performance conditions. Full value awards that can be granted under the 2016 Incentive Plan include awards such as restricted stock, restricted stock units (including performance stock units), and performance stock awards. In the discretion of the committee, full value awards issued pursuant to the 2016 Incentive Plan may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the 2016 Incentive Plan; provided, however, that, with limited exceptions, the minimum vesting period for a full value award under the 2016 Incentive Plan is one year.

Generally, our Compensation Committee determines the treatment of awards in the event of a change in control of our company or other corporate events affecting our common stock, such as stock dividends, stock splits, recapitalizations, mergers, and similar transactions. The Compensation Committee may make equitable adjustments to the number and kind of shares subject to awards and the exercise price of an award, can provide for replacement of awards or cancellation of awards and any other adjustments determined by the committee. In the event of a change in control of company, unless otherwise determined by the Compensation Committee, outstanding awards under the 2016 Incentive Plan will vest and become payable, subject to certain limitations, in the event the participant’s service is involuntarily terminated other than for cause within two years following the change in control.

Employee Stock Purchase Plan

The ESPP is a stockholder approved plan under which substantially all employees may purchase our common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of total compensation for our CEO compared to the median employee at our company. It should be noted that these rules provide a fair amount of flexibility, and the global composition of our workforce may contribute to a lack of comparability between our ratio and that of our peer companies.

We had two different individuals who served as CEO during the fiscal year ended March 31, 2019. Mr. Mirchandani was appointed CEO effective February 5, 2019. We calculated our CEO pay ratio based on Mr. Mirchandani's annualized salary and non-equity incentive plan compensation as disclosed, in the Summary Compensation Table. This results in an adjusted total compensation for our CEO of $12,836,757 as described below:

Element of Compensation	Actual Value in SCT	Annualized Value for CEO Pay Ratio	Rationale
Salary	$76,923	$500,000	Annualized salary
Stock Awards	$11,423,757	$11,423,757	Not annualized; reflects an annual award value plus new hire award
Non-Equity Incentive Plan	$250,000	$500,000	Annualized to target bonus amount
All Other	$167,337	$167,337	Not annualized; relocation
Total CEO Pay	$11,918,017	$12,591,094

For fiscal 2019:

•	The median annual compensation of our employees, excluding the CEO, was $133,623

•	The annualized total compensation of our CEO, per the methodology described above, was $12,591,094

•	Therefore, the ratio of CEO compensation relative to the median employee is approximately 94 to 1

In determining this information, we identified the median employee by using the following methodology:

•	We selected March 1, 2019 as the date upon which we identified the employee population. We included all employees as of that date, with no exclusions

•
We utilized total cash compensation as our consistently applied compensation measure to identify our median employee. For this purpose, we defined total cash compensation as base wages plus any incentives (bonuses or commissions), and did not annualize any employees who were employed less than a full year and we did not make any adjustments, assumptions or estimates. For employees outside the United States, we converted cash compensation to U.S. dollars using the March 1, 2019 exchange rate

•	Using this methodology, we determined that our median employee was a full-time, salaried employee based in the United States.

Once the median employee was identified, we calculated annual compensation of the median employee using the same methodology we used to determine CEO compensation in the Summary Compensation Table. We believe our Fiscal 2019 CEO Compensation Ratio is higher than what was disclosed in Fiscal 2018 and what we would expect in Fiscal 2020 due to the inclusion of certain one-time awards for our new CEO.

COMPENSATION COMMITTEE REPORT
Commvault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2019 and in this proxy statement.

Compensation Committee
Keith Geeslin - Chairman
Frank J. Fanzilli, Jr.
YY Lee

AUDIT COMMITTEE REPORT
General
The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that each of Messrs. Walker, Pulver and Moran qualify as an “audit committee financial expert” under the applicable SEC rules and satisfy Nasdaq’s financial literacy requirements.
Report
The Audit Committee has furnished the following report:
The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2019 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16).
The Audit Committee has also received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.
The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2019 be included in our Annual Report on Form 10‑K for the fiscal year ended March 31, 2019 for filing with the SEC.

Audit Committee
David F. Walker — Chairman
Chuck Moran
Daniel Pulver

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2020, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2021 fiscal year, rather than the 2020 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young was engaged as our principal independent public accountants for fiscal years 1998 through 2019. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2019 and 2018 by our principal accounting firm, Ernst & Young:

	2019	2018
	(In thousands)
Audit fees	$1,958	$1,964
Audit-related fees	3	4
Tax fees	1,062	1,140
All other fees	—	—
	$3,023	$3,108

Audit Fees - all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.
Audit Related Fees - XBRL filing services and subscription to EY Online Research Tool.
Tax Fees - tax compliance; tax planning; and other tax advice. Fiscal 2019 includes fees related to updating and adding new recharge agreements throughout our foreign entities. In fiscal 2018 and 2019 we also engaged Ernst & Young to prepare our annual transfer pricing studies.
All Other Fees - any other work that is not Audit, Audit-Related or a Tax Service.
In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2019 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3
APPROVAL OF THE OMNIBUS INCENTIVE PLAN,
AS AMENDED BY THE THIRD AMENDMENT
Our Board of Directors recommends approval of the company’s Omnibus Incentive Plan as amended by the Third Amendment.
Our Board of Directors believes it is important for employees to have an equity interest in our company, and is recommending the 2016 Incentive Plan as amended by the Third Amendment to stockholders for approval so that the 2016 Incentive Plan can continue to operate. Increasing the number of Common Stock available for issuance under the 2016 Incentive Plan is necessary to ensure that we have a sufficient number of shares of Common Stock available for issuance under the 2016 Incentive Plan for the foreseeable future.

The Third Amendment increases the number of Common Stock reserved for delivery under the 2016 Incentive Plan by 1,500,000 shares of Common Stock. The Third Amendment does not amend or replace any other provisions of the 2016 Incentive Plan. The Third Amendment will become effective upon stockholder approval.
The following summary of the 2016 Incentive Plan, as amended by the Third Amendment, is qualified in its entirety by the complete text of the 2016 Incentive Plan (as so amended) contained in Exhibit 1 to the proxy.
Background

We previously maintained the Commvault Systems, Inc. 1996 Stock Option Plan and 2006 Long-Term Stock Incentive Plan (the “LTIP”, and together with the 1996 Stock Option Plan, the “Prior Plans”).
A total of 1.5 million shares of our common stock (“Common Stock”) currently remain available to be issued upon exercise or settlement of outstanding awards under the Prior Plans as of the date of this proxy statement. As of the date of this proxy statement 2,449,103 have been granted under the 2016 Incentive Plan. The 2016 Incentive Plan, as previously amended, reserved a total of 5,550,000 shares of Common Stock. The Third Amendment will reserve a total 7,050,000 of shares of Common Stock for issuance under the 2016 Incentive Plan, reflecting an increase of 1,500,000 shares.
The 2016 Incentive Plan authorizes a broad range of awards including stock options (“Options”), stock appreciation rights (“SARs”), Full Value Awards (as more fully described below, including restricted stock, restricted stock units (“RSUs”), performance shares or units, and other stock-based awards) and cash-based awards. A person who has been granted an award under the 2016 Incentive Plan is referred to herein as a “Participant” in the 2016 Incentive Plan.
The 2016 Incentive Plan is not qualified under Section 401(a) of the Code, or, except for the deferred delivery of shares of Common Stock, subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.
On June 28, 2019, the last reported sale price of our Common Stock on the NASDAQ stock market was $49.62 per share.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under our Prior Plans and the 2016 Incentive Plan as of May 31, 2019:

Options Outstanding	3,175,000
Non-Vested Time Vesting Restricted Stock Units	1,494,212
Performance Vesting Shares Outstanding	383,672
Shares Available for Grant	2,025,000
Weighted Average Exercise Price of Outstanding Options	$54.51
Weighted Average Remaining Term of Options Outstanding	3.23

The following table summarizes our equity usage during the three most recent fiscal years:

Time Period	Time Vesting RSUs Granted	Financial Performance Shares Granted	Financial Performance Shares Earned	Market Based Shares Granted	Market Based Shared Earned(1)	Weighted Average Common Shares Outstanding (Diluted)
Fiscal 2019	998,000	72,463	66,665	121,432	0	45,827,000
Fiscal 2018	960,000	106,812	56,610	87,644	95,552	45,242,000
Fiscal 2017	1,052,000	115,238	152,114	122,763	139,864(2)	44,700,000
(1) Unvested market based shares are represented at present value as of May 31, 2019. These shares may vary until actual results are confirmed.
(2) Fiscal 2017 final tranche vested May 13, 2019 and no additional shares will be earned on these awards.

Purpose and Overview
The purpose of the 2016 Incentive Plan is to

•	attract and retain persons who are eligible to participate in the 2016 Incentive Plan,

•
advance our interests and the interests of our stockholders by providing persons who are eligible to participate in the 2016 Incentive Plan, upon whose judgment, initiative and efforts we largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, creating a link between performance and compensation,

•	provide incentive compensation opportunities that are competitive with other similar companies, and

•
further align the interests of 2016 Incentive Plan participants with those of our stockholders, and to thereby promote the long-term financial interests of us and our affiliated companies, including the growth in value of our equity and long-term stockholder return.

Restriction on Repricing
The 2016 Incentive Plan includes a restriction providing that, without stockholder approval or other than as a result of adjustments in connection with corporate transactions, we cannot not decrease the exercise price of an Option or SAR after the date of grant or permit any Option or SAR to be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, in no event may an Option or SAR granted under the 2016 Incentive Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Common Stock.

Description of 2016 Incentive Plan
Administration
The 2016 Incentive Plan is administered by a committee (the “Committee”) of not fewer than two directors (or a greater number if required for compliance with certain securities laws) who are independent for purposes of stock exchange listing requirements and are non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). If an award is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code, including Options and SARs, the Committee will consist solely of two or more outside directors within the meaning of Section 162(m) of the Code and applicable regulations. See below regarding the applicability of Section 162(m) of the Code to awards under the 2016 Incentive Plan.
In the case of awards to outside directors, the Committee is our Board of Directors. The Committee selects award recipients under the 2016 Incentive Plan who will thereby become Participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the 2016 Incentive Plan and to adopt rules and procedures relating to the 2016 Incentive Plan and awards made thereunder. Subject to stock exchange lists rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the 2016 Incentive Plan to persons selected by it. The number and types of awards that will be granted to any one individual or category of individuals under the 2016 Incentive Plan in the future are not currently determinable, as the Committee will make these determinations in its discretion.

Eligibility
All officers, directors or other employees of us or a related company, consultants, independent contractors or agents of us or a related company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of us or a related company including, in each case, directors who are not employees of us or any related company (“Outside Directors”), are eligible to receive awards under the 2016 Incentive Plan and thereby become Participants in the 2016 Incentive Plan. Awards to a person who is expected to become a service provider to us or a related company cannot be effective prior to the date on which such person’s service begins. Incentive stock options (“ISOs”) may only be granted to employees of us and our corporate related companies which satisfy certain Code requirements. Generally, a company is a related company to us for any period during which we own (directly or indirectly) at least 50% of voting power or ownership interests in such entity or an entity that owns (directly or indirectly) at least 50% of the voting power of our stock.
Approximately 2.500 employees were eligible on an annual basis to receive awards under the Prior Plans and in fiscal 2019, we granted equity awards of the type authorized in the 2016 Incentive Plan to approximately 2,500 persons.

Shares of Common Stock Available for Awards
Awards may be made under the 2016 Incentive Plan with respect to Common Stock currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including shares of Common Stock purchased in the open market or in private transactions. At the discretion of the Committee, an award under the 2016 Incentive Plan may be settled in cash rather than Common Stock.
The maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan is equal to 5,550,000 shares. Assuming the Third Amendment to the 2016 Incentive Plan is approved, the maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan will be 7,050,000 shares. Any shares of Common Stock covered by an award under the 2016 Incentive Plan that is forfeited, expires or is terminated without issuance of shares of Common Stock (including shares of Common Stock that are attributable to awards that are settled in cash) and shares of Common Stock that are withheld in payment of taxes payable with respect to the vesting or settlement of a Full Value Award shall thereafter be available for further grants under the 2016 Incentive Plan. Shares of Common Stock that are tendered or withheld in payment of the exercise price of an Option or shares of Common Stock that are tendered or withheld in payment of taxes payable with respect to the exercise of an Option or SAR shall not be available for further grants under the 2016 Incentive Plan. Shares subject to a Stock Appreciation Right issued under the 2016 Incentive Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise shall not again become available for Awards or increase the number of shares available for grant.
The following additional limits apply to awards under the 2016 Incentive Plan:

•	no more than 3,550,000 shares of Common Stock may be subject to ISOs granted under the 2016 Incentive Plan;

•
the maximum number of shares of Common Stock that may be covered by Options and SARs that are intended to be performance-based compensation and that are granted to any one Participant in any one calendar year may not exceed 500,000 shares of Common Stock;

•
with respect to Full Value Awards that are intended to be performance-based compensation, the maximum number of shares of Common Stock that may be delivered pursuant to any such award granted to any one Participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 250,000 shares of Common Stock; and

•
in the case of Cash Incentive Awards (as described below) that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro-rated for performance periods of greater or lesser than twelve months) is $2,500,000.

In the case of Full Value Awards and Cash Incentive Awards that are intended to be performance-based compensation, if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert shares of Common Stock to cash (or vice versa). If delivery of cash or shares of Common Stock is deferred until after the cash or shares of Common Stock are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or shares of Common Stock are earned will be disregarded.
In no event shall the dollar value of any award granted to any Outside Director for any calendar year (determined as of the date of grant) exceed $500,000 ($1,000,000 for the initial year of directorship).
In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects the Common Stock such that the Committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2016 Incentive Plan, the Committee will make adjustments to awards in a manner that it determines to be equitable in its discretion. Actions that the Committee may take are:

•	adjustment of the number and kind of shares which may be delivered under the 2016 Incentive Plan (including adjustments to the individual limitations described above);

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding Options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation,

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

•
cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price.

Types of Awards
Options. The Committee may grant Options to purchase shares of Common Stock, which Options may be either ISOs or non-qualified stock options (“NQO”). The exercise price of an Option must be no less than the fair market value of a share of Common Stock on the date the Option is granted. ISOs may only be granted to employees of us or our permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An Option that does not satisfy the requirements for an ISO will be treated as a NQO. Except for reductions approved by our stockholders or adjustment for corporate transactions, the exercise price of an Option may not be decreased after the date of grant nor may an Option be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, except as approved by our stockholders, no Option granted under the 2016 Incentive Plan may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the Option is greater than the then fair market value of a share of Common Stock. Options will be exercisable in accordance with the terms established by the Committee. The full exercise price of each share of Common Stock purchased upon the exercise of any Option must be paid at the time of exercise of the Option (except if the exercise price is payable through the use of cash equivalents, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the exercise price of an Option may be payable in cash or cash equivalents, shares of Common Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable, including conformity with our recoupment or clawback policies as in effect from time to time. Except as provided by the Committee, an Option will expire on the earliest to occur of the following

•	the 30th day after the Participant’s employment or service terminates for any reason other than for cause (as defined in the 2016 Incentive Plan), or

•	the day on which the Participant’s employment or service terminates for cause.
In any event, an Option will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the Common Stock is listed).
SARs. A SAR entitles the Participant to receive the amount (in cash or shares of Common Stock) by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the shares of Common Stock at the time the SAR is granted. Generally, a SAR will be exercisable in accordance with the terms established by the Committee and SARs are generally subject to the same terms and restrictions as apply to Options as described above (except for matters, such as payment of the exercise price, which do not apply to SARs), including the prohibition on lowering of the exercise price, exchanges of the SAR for cash or other awards, the expiration date provisions, and the minimum vesting period.
Full Value Awards. A Full Value Award is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.
Cash Incentive Awards. A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
Except for awards granted under the 2016 Incentive Plan with respect to shares of Common Stock which do not exceed, in the aggregate, five percent of the total number of shares of Common Stock reserved for issuance pursuant to the 2016 Incentive Plan as described above, a Participant’s right to become vested in a Full Value Award, an Option or SAR is conditioned on the completion of a specified period of service with the Company or its related companies of at least one year, except if accelerated in the event of the Participant’s death or Disability.

Change in Control
If a Change in Control (as defined in the 2016 Incentive Plan) occurs prior to the date on which an award is vested and prior to the Participant’s separation from service, if such award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if the Participant’s service is involuntarily terminated by the Company or a related company (or any successor thereto), other than for cause, on or within two years following the Change in Control, then:

•	all outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable;

•	all outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable; and

•
all Full Value awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met, taking into account actual performance and/or the passage of time, in accordance with the terms of the 2016 Incentive Plan and the applicable award agreement.

To the extent any provision of the 2016 Incentive Plan or an award agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code. In addition, if an award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the 2016 Incentive Plan.

Non-U.S. Employees
The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the 2016 Incentive Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the 2016 Incentive Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or a related company operates or has employees. The foregoing cannot be applied to increase the share limitations under the 2016 Incentive Plan or to otherwise change any provision of the 2016 Incentive Plan that would otherwise require the approval of our stockholders.

Other 2016 Incentive Plan Information
Awards under the 2016 Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order. Unless otherwise provided by the Committee, awards (other than an ISO) may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family) in accordance with rules established by the Committee.
All awards and other payments under the 2016 Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously-owned shares of Common Stock or shares of Common Stock to which the Participant is otherwise entitled under the 2016 Incentive Plan. Shares of Common Stock that have been held less than six months may only be used to satisfy minimum withholding requirements (or other rates that will not have a negative accounting impact).
The Board may, at any time, amend or terminate the 2016 Incentive Plan, and the Board or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2016 Incentive Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable). The provisions of the 2016 Incentive Plan that prohibit repricing of Options and SARs cannot be amended unless the amendment is approved by the our stockholders and no other amendment shall be made to the 2016 Incentive Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. Adjustment to awards made in connection with corporate transactions are not subject to the foregoing restrictions.

U.S. Federal Income Tax Considerations
The discussion which follows is a summary, based on current law, of some significant U.S. federal income tax considerations relating to awards under the 2016 Incentive Plan. The following is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2016 Incentive Plan. The Participant may also be subject to state and local taxes and employment taxes in connection with stock purchased under the 2016 Incentive Plan. The Participant should consult with an individual tax advisor to determine the applicability of the tax aspects of 2016 Incentive Plan participation in the Participant’s personal circumstances. The Company suggests that Participants subject to taxation in other countries other than the United States consult their individual tax advisors in such jurisdictions.
NQOs. The grant of an NQO will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and we will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISO. The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of us or a corporate subsidiary during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.
The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise. We will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.
We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.
Parachute Payments. Any acceleration of the vesting or payment of awards under the 2016 Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a twenty percent excise tax and preclude deduction by the Company.
Performance Based Compensation. As discussed above (in the Section entitled “Deductibility of Executive Compensation”), Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). Beginning in 2018, we were no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. Although the 2016 Plan continues to include individual limits on awards as required by section 162(m), future awards under the 2016 Plan will be subject to the limitations of Section 162(m). In addition, it is expected that the application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits. In any event, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

Equity Compensation Plan Information
The following table provides information as of March 31, 2019 with respect to the shares of our common stock that may be issuable upon the exercise of options, warrants and rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities that Remained Available for Future Issuance Under Equity Plans (Excluding Securities Reflected in Column (a)(c)
Equity compensation plans approved by security holders (1)	5,043,000	$57.47	2,781,320
Equity compensation plans not approved by security holder	—	—	—
Totals	5,043,000	$57.47	2,781,320

(1) Consists of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock units and performance-based stock units under the 2016 Incentive Plan (without giving effect to the Third Amendment) and, the 1996 Stock Option Plan and LTIP. These amounts do not include potentially issuable shares under the Employee Stock Purchase Plan. The company has reserved 1,955,000 shares for the future issuance of shares under the Employee Stock Purchase Plan.

The Board of Directors recommends that you vote FOR approval of the 2016 Incentive Plan as amended by the Third Amendment.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers whose compensation is reported in the compensation tables that appear earlier in this proxy statement as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.
Because Proposal No. 4 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy) on this proposal.
The Board of Directors recommends that you vote FOR the approval of executive compensation.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation - Commvault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.
SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or other electronic means. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2020, the proposal must be received by March 11, 2020.
Stockholder Proposals - Pursuant to Proxy Access Provision
In 2019, we amended our Bylaws to provide for proxy access with respect to the nomination of directors by qualifying stockholders. Nominations made pursuant to this provision are subject to various notice and other requirements, independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information with respect to such a nomination must be received at the principal executive offices between 120 and 150 days before the anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a stockholder nomination for the 2020 annual meeting made pursuant to the proxy access provision must be received no earlier than February 10, 2020 and no later than March 11, 2020.
Other Stockholder Proposals - Discretionary Voting Authority and Bylaws
With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our Bylaws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirements and deadlines described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2020 annual meeting not included by or at the direction of the Board of Directors must be received no later than April 13, 2020.

HOUSEHOLDING
Please note we may deliver a single copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a single set of our annual report for the fiscal year ended March 31, 2019 and our proxy statement, to households at which two or more stockholders reside, unless an affected stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724. Directions to our Annual Meeting can be obtained by calling 732-870-4000. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2019 is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

COMMVAULT VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 3:00 a.m., EST, on August 22, 2019.

Online
Go to **www.investorvote.com/CVLT** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/CVLT

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.

1. Election of Directors:

	For	Against	Abstain
01 - Nicholas Adamo	☐	☐	☐
02 - Martha H. Bejar	☐	☐	☐
03 - David F. Walker	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2020.	☐	☐	☐
3. Approve amendment providing additional shares for grant under the Company's Omnibus Incentive Plan.	☐	☐	☐
4. Approve, by non-binding vote, the Company's executive compensation.	☐	☐	☐

5. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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3 3 B M